Exhibit 10.11

EXECUTION VERSION

SECURED REVOLVING LOAN CREDIT AGREEMENT

DATED AS OF March 15, 2023

among

SWIF II INVESTMENT CO. TOWERS II, LLC, SWIF II INVESTMENT CO. DATA CENTER,

LLC AND SWIF II INVESTMENT CO. FIBER, LLC,

as Borrowers,

STRATEGIC WIRELESS INFRASTRUCTURE FUND II, INC.,

as Parent,

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

SUNFLOWER BANK, N.A

as the Administrative Agent

SUNFLOWER BANK, N.A.,

as Sole Lead Arranger and Sole Book Runner

i

Schedules

1.1	Tower Disposition Assets
2.1	Commitments and Applicable Percentages
3.6	Litigation and Judgments
3.7	Material Contractual Obligations
3.18	Subsidiaries, Ventures, Etc.
8.1	Existing Debt
8.2	Existing Liens
8.6	Existing Investments
12.1	Notices

Exhibits

A	Assignment and Assumption
B	Compliance Certificate
C	Borrowing Request
D	Revolving Note
E	Tax Forms
F	Borrowing Base Report

SECURED REVOLVING LOAN CREDIT AGREEMENT

THIS SECURED REVOLVING LOAN CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of March 15, 2023(the “Closing Date”), is among SWIF II INVESTMENT CO. TOWERS II, LLC, a Delaware limited liability company, SWIF II INVESTMENT CO. DATA CENTER, LLC, a Delaware limited liability company and SWIF II INVESTMENT CO. FIBER, LLC, a Delaware limited liability company (the “Borrowers”), STRATEGIC WIRELESS INFRASTRUCTURE FUND II, INC., a Maryland corporation (the “Parent”), the lenders from time to time party hereto (collectively, the “Lenders” and each individually, a “Lender”), and SUNFLOWER BANK, N.A., as the Administrative Agent.

RECITALS

The Borrowers have requested that the Lenders extend credit to the Borrowers as described in this Agreement. The Lenders are willing to make such credit available to the Borrowers upon and subject to the provisions, terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, all exhibits, appendices and schedules hereto and (unless otherwise defined therein) in any note, certificate, report or other Loan Documents made or delivered pursuant to this Agreement, the following terms have the meanings given such terms in this Section 1.1 or in the provision, section or recital referred to below:

“Account” shall have the meaning set forth in Article 9 of the UCC.

“Account Debtor” shall have the meaning set forth in Article 9 of the UCC.

“Acquisition” means, as to any Person, the purchase or other acquisition (in one transaction or a series of transactions, including through a merger) of all of the Equity Interests of another Person, or all or substantially all of the property, assets or business of another Person, or of the assets constituting a business unit, line of business or division of another Person.

“Acquisition Consideration” means the consideration given by the Borrowers or any Subsidiary for an Acquisition, including but not limited to the sum of (without duplication) (a) the fair market value of any cash, Property (excluding Equity Interests) or services given, plus (b) the amount of any Debt assumed, incurred or guaranteed (to the extent not otherwise included) in connection with such Acquisition by Borrowers or such Subsidiary.

“Adjusted EBITDA” means, for any period, an amount equal to Consolidated EBITDA less (without duplication) (a) Non-Financed Capital Expenditures, (b) Capital Expenditures incurred for maintenance, and (c) cash Permitted Tax Distributions, in each case on a consolidated basis for the Borrowers and their Subsidiaries.

“Administrative Agent” means Sunflower Bank, N.A., in its capacity as the Administrative Agent under any of the Loan Documents, until the appointment of a successor Administrative Agent pursuant to the terms of this Agreement and, thereafter, shall mean such successor Administrative Agent.

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“Administrative Agent’s Principal Office” means the principal office and, as appropriate, account of the Administrative Agent, presently located at the address set forth on Schedule 12.1, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by or otherwise acceptable to the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, in no event shall any Lender be deemed an Affiliate of the Borrowers or any of their Subsidiaries or Affiliates.

“Agent Parties” means, collectively, the Administrative Agent and its Related Parties.

“Agents” means the Administrative Agent.

“Aggregate Revolving Commitments” means the aggregate amount of all of the Revolving Commitments of all of the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereof, and includes all schedules, exhibits and appendices attached or otherwise identified therewith.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Margin” means (a) in the case of a Base Rate Loan, 1.75% per annum, and (b) in the case of a SOFR Loan, 2.75% per annum.

“Applicable Percentage” means, with respect to any Lender in respect of the Revolving Facility, with respect to any Lender holding a Revolving Commitment, on or prior to the Closing Date, the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment at such time; provided, however, that if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments; provided, that notwithstanding the foregoing, so long as any Lender shall be a Defaulting Lender, such Lender’s Commitments and Loans shall be disregarded in the foregoing calculations.

“Applicable Rate” means (a) in the case of a Base Rate Loan, the lesser of (i) Base Rate plus the Applicable Margin and (ii) the Maximum Rate; and (b) in the case of a SOFR Loan, the lesser of (i) Term SOFR for the Interest Period therefor plus the Applicable Margin and (ii) the Maximum Rate.

“Appraisal” means a written statement setting forth an opinion of the market value of Real Property that (a) has been independently and impartially prepared by a qualified appraiser directly engaged by the Lender, (b) complies with all applicable federal and state laws and regulations dealing with appraisals or valuations of Real Property, (c) is as of a recent date (or a date otherwise approved by the Administrative Agent) and (d) has been reviewed as to form and content and approved by the Administrative Agent, in its reasonable discretion.

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“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Sunflower Bank, N.A., in its capacity as Lead Arranger and Book Runner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.4), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, as of any date of determination, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.24(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Agreements” means those certain agreements entered into from time to time between any Loan Party and a Bank Product Provider in connection with any Bank Products, including, without limitation, Hedge Agreements.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Loan Party to any Bank Product Provider pursuant to or evidenced by Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising. For the avoidance of doubt, Bank Product Obligations arising under any Hedge Agreement shall be determined by the Hedge Termination Value thereof.

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“Bank Product Provider” means any Person that, at the time it enters into a Bank Product Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Bank Product Agreement.

“Bank Products” means any service provided to, facility extended to, or transaction entered into with any Loan Party by any Bank Product Provider consisting of (a) deposit accounts, (b) cash management services, including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements maintained with any Bank Product Provider, (c) debit cards, stored value cards, and credit cards (including commercial credit cards (including so-called “procurement cards” or “P-cards”)) and debit card and credit card processing services or (d) Hedge Agreements.

“Bankruptcy Code” means Title 11 of the United States Code, as now or hereafter in effect.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) SOFR for a one month term in effect on such date plus the Floor Rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. In no event shall the Base Rate be less than 0.50%.

“Base Rate Borrowing” means, as to any Borrowing, the Base Rate Loans comprising such Borrowing.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.19.

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers, giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for similar Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor Rate, such Benchmark Replacement will be deemed to be the Floor Rate for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers, giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for similar Dollar-denominated credit facilities.

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“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a)      in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)      in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)      a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)      a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

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(c)       a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“ Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.24 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.24.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bond Custody Agreement” means that certain Bond Custody Agreement dated as of the Closing Date, between BOKF, N.A. and the Administrative Agent.

“Bond Pledge and Security Agreement” means that certain Bond Pledge and Security Agreement, dated as of the Closing Date, between Maryland Heights, LLC and the Administrative Agent.

“Borrower Representative” as of the Closing Date means SWIF II Investment Co. Data Center, LLC.

“Borrowers” means the “Borrowers” identified as such in the introductory paragraph hereto.

“Borrowing” means a Revolving Borrowing.

“Borrowing Base” means, at any time, an amount equal to the sum of the following, in each case as set forth in the Borrowing Base Report:

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 (a) the product of the lesser of the Eligible Asset Cost or Eligible Asset Value of each Eligible Data Center Asset, in each case as of the date of the Acquisition of such Eligible Data Center Asset, multiplied by 55%; plus

(b) the product of the Run Rate Tower Cash Flow for each Tower for the most recently ended fiscal quarter, annualized, multiplied by twelve (12).

To qualify for inclusion in the Borrowing Base, an Eligible Asset must be subject to a first priority perfected Lien in favor of the Administrative Agent, subject to Permitted Liens.

“Borrowing Base Report” means a certificate setting forth the Borrowing Base, substantially in the form of Exhibit F, or in any other form agreed to by Borrowers and Administrative Agent, prepared by and certified by a Responsible Officer of Borrower Representative.

“Borrowing Cutoff Date” has the meaning given to such term in Section 2.3.

“Borrowing Request” means a request for a Revolving Borrowing, which shall be in such form as the Administrative Agent may approve and which shall be substantially in the form of Exhibit C attached hereto.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of Texas or is a day on which banking institutions in such state are authorized or required by Law to close. Unless otherwise provided, the term “days” when used herein means calendar days.

“Capital Expenditure” means, with respect to any Person, any expenditure by such Person for (a) an asset which is properly classified in relevant financial statements of such Person as equipment, Real Property, a fixed asset or a similar type of capitalized asset in accordance with GAAP or (b) an asset relating to or acquired in connection with an acquired business, and any and all acquisition costs related to clause (a) or (b) above.

“Capitalized Lease” means each lease that has been or is required to be, in accordance with GAAP, recorded as a capital or financing lease.

“Cash Equivalents” means: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from a Credit Rating Agency; (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and (e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA and Aaa (or equivalent rating) by at least two Credit Rating Agencies and (iii) have portfolio assets of at least $5,000,000,000.

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“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law, regardless of the date enacted, implemented, adopted or issued.

“Change of Control” means, an event or series of events by which:

(a)       the Parent shall cease to own and Control, directly or indirectly, all of the Equity Interests in the Borrowers,

(b)       the Borrower shall cease to own and Control, directly or indirectly, all of the Equity Interests in each Subsidiary of the Borrowers, or

(c)       the Manager shall cease to be the Manager and a Replacement Manager shall not have been appointed within 90 days thereof.

“Closing Date” means the date set forth in the preamble hereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

“Collateral” means substantially all of the Property of the Borrowers and their Subsidiaries as described in the Security Documents (including 100% of the Equity Interests in each Subsidiary of the Borrowers and 100% of the Equity Interests in the Borrowers but excluding any Real Property of the Borrowers or their respective Subsidiaries), and any other Property and collateral, and each other Eligible Asset subsequently acquired by the Borrowers or any of their Subsidiaries, described in the Security Documents, including, among other things, any other Property which may now or hereafter secure the Obligations or any part thereof.

“Collateral Assignment and Subordination of Management Fee Agreement” means each Collateral Assignment and Subordination of Management Fee Agreement entered into in respect of any Eligible Datacenter pursuant to which the property management (or similar) agreement is collaterally assigned to the Administrative Agent and the property management (or similar) fee thereunder is subordinated to the Obligations.

“Collections” means (a) all payments received by the Borrowers and their respective Subsidiaries in respect of their Accounts (which includes, for the avoidance of doubt, all Revenue Rights); (b) any other amounts received or recovered by the Borrowers and their respective Subsidiaries or their agents from Account Debtors (including any amounts received or recovered from Account Debtors under recourse and indemnity provisions under the applicable agreements with respect to such Accounts or under any guarantee relating to any Account); and (c) all other proceeds of the Accounts.

“Collections Account” means each deposit account established by a Borrower or a Subsidiary with the Administrative Agent and designated as a collections account for purposes of this Agreement.

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“Commitment” means a Revolving Commitment, or any other obligation of the Lenders to make Loans to the Borrowers from time to time hereunder, as the context may require (and collectively, the “Commitments”).

“Commitment Fee” shall mean a fee equal to 0.125% of the daily actual unused portion of the Revolving Commitment, as provided in Section 2.12(b).

“ Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrowers pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender by means of electronic communications pursuant to Section 12.1(d)(ii), including through the Platform.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit B, or in any other form agreed to by the Borrowers and the Administrative Agent, reviewed and certified by a Responsible Officer of the Borrower Representative.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.14 and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with respect to the Borrowers and their Subsidiaries on a consolidated basis as of any date and for any period of determination thereof, an amount equal to (a) Consolidated Net Income for such period plus without duplication (b) the sum of the following to the extent deducted in the calculation of Consolidated Net Income: (i) Consolidated Interest Expense; (ii) income Taxes; (iii) depreciation; (iv) amortization; (v) extraordinary losses determined in accordance with GAAP; (vi) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period; (vii) Management Fees; (viii) subject to the reasonable consent of the Administrative Agent, non-recurring fees, expenses or charges in connection with the acquisition or potential acquisition of an Eligible Asset whether or not such transaction is consummated, minus without duplication (c) the sum of the following to the extent included in the calculation of Consolidated Net Income: (i) income Tax credits; (ii) extraordinary gains determined in accordance with GAAP; and (iii) all non-recurring, non-cash items increasing Consolidated Net Income.

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“Consolidated Net Income” means, for any period, the consolidated the net income (or loss) of such Person and its Subsidiaries on a consolidated basis as determined in accordance with GAAP; provided that Consolidated Net Income shall exclude (a) the net income of any Subsidiary of such Person during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Constituent Documents or any agreement, instrument or Law applicable to such Subsidiary during such period, except that such Person’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income, and (b) any income (or loss) for such period of any other Person if such other Person is not a Subsidiary, except that Borrowers’ equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Borrowers or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Borrowers as described in clause (a) of this proviso).

“Constituent Documents” means (a) in the case of a corporation, its articles or certificate of incorporation and bylaws; (b) in the case of a general partnership, its partnership agreement; (c) in the case of a limited partnership, its certificate of limited partnership or certificate of formation, as applicable, and partnership agreement; (d) in the case of a trust, its trust agreement; (e) in the case of a joint venture, its joint venture agreement; (f) in the case of a limited liability company, its articles of organization, operating agreement, regulations and/or other organizational and governance documents and agreements; and (g) in the case of any other entity, its organizational and governance documents and agreements.

“ Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto.

“Credit Extension” means a Borrowing.

“Credit Rating Agency” means S & P’s Global Ratings and Moody’s Investment Services, or other nationally recognized credit rating agency acceptable to the Administrative Agent.

“Cure Right” has the meaning specified in Section 10.4.

“Data Center” means a property primarily consisting of a commercial data center, telecommunications network switching facility, or network point-of-presence facility, together with ancillary facilities such as office, power and similar facilities servicing such Data Center.

“Debt” means, as to any Person at a particular time, without duplication, all Indebtedness of such Person, whether or not included as indebtedness or liabilities in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

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“Deed of Trust” means each deed of trust, mortgage or similar agreement executed and delivered by a Subsidiary Guarantor with respect to an Eligible Data Center Asset in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate (before as well as after judgment) equal to (a) with respect to overdue principal, the applicable interest rate plus 2.00% per annum and (b) with respect to any other overdue amount (including overdue interest), the interest rate applicable to Base Rate Loans in the case of overdue interest or fees plus 2.00% per annum; provided, however, in no event shall the Default Rate exceed the Maximum Rate.

“Defaulting Lender” means, subject to Section 2.23(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrowers and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.23(b)) upon delivery of written notice of such determination to the Borrowers and each Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any sale or issuance of Equity Interests by such Person or by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

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“Disqualified Equity Interest” means any Equity Interest that, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for mandatory scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the latest Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrowers or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrowers or their Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means, on any date, (a) any Person designated by the Borrowers as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the date hereof and (b) any other Person that is a direct competitor of the Borrowers or any of their Subsidiaries or Affiliates, which Person has been designated by the Borrowers as a “Disqualified Institution” by written notice to the Administrative Agent not less than three (3) Business Days prior to such date; provided that “Disqualified Institutions” shall exclude any Person that the Borrowers have designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time; provided, further, that no FDIC regulated entity, financial institution or bank may be designated as a “Disqualified Institution”.

“Dollar” and “$” mean lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assets” means Eligible Data Center Assets and Eligible Tower Assets.

“Eligible Asset Cost” means the actual purchase price paid by Borrowers or any of their Subsidiaries in the purchase or acquisition of an Eligible Asset plus any related customary closing expenses as evidenced by a closing statement in respect thereof.

“Eligible Asset Lease Agreement” means a lease agreement for the lease of an Eligible Asset by the Borrowers or their Subsidiaries, as lessor.

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“Eligible Asset Value” means the appraised value of an Eligible Asset, as determined pursuant to an Appraisal.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.4(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.4(b)(iii)).

“Eligible Data Center Assets” means each Data Center (a) owned by a Loan Party, (b) located in the United States of America, (c) for which at least one (1) tenant is making rental payments as evidenced by a current Eligible Asset Lease Agreement, (d) which has been approved by the investment committee of the Borrowers, (e) which is subject to a first-priority Lien in favor of the Administrative Agent, subject to Permitted Liens, (f) for which all proper documentation has been accepted and approved by the Administrative Agent, such acceptance and approval not to be unreasonably withheld (including a Deed of Trust, Mortgage Support Documents and copies of all Eligible Asset Lease Agreements in respect thereof) and (g) which has been approved for inclusion in the Borrowing Base by the Administrative Agent in its sole discretion. On the Closing Date, Eligible Data Center Assets are: the Maryland Heights Datacenter. A Data Center which is at any time an Eligible Data Center Asset, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Data Center Asset and shall be immediately deducted from the calculation of Eligible Data Center Assets; provided, however, that to the extent any such Data Center fails to meet the requirements of being an Eligible Data Center solely due to the requirement in clause (c) above, then such Eligible Data Center Asset shall only be deducted from the calculation of Eligible Data Center Assets to the extent an acceptable replacement tenant has not been procured prior to the date the next scheduled quarterly Borrowing Base Certificate is required in accordance with the provisions of Section 7.2(d).

“Eligible Tower Asset” means a Tower (a) owned by a Loan Party, (b) located within the United States; (c) that has been constructed (or is being constructed) in compliance with all applicable requirements of Law; (d) which is subject to a first-priority Lien in favor of the Administrative Agent (provided that no Deed of Trust shall be required in respect of any Eligible Tower Asset other than in accordance with Section 7.17(c)), subject to Permitted Liens, (e) for which all proper documentation has been accepted and approved by the Administrative Agent, such acceptance and approval not to be unreasonably withheld (including copies of all Eligible Asset Lease Agreements in respect thereof); and (f) which has been approved for inclusion in the Borrowing Base by the Administrative Agent in its sole discretion. A Tower which is at any time an Eligible Tower Asset, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Tower Asset and shall be immediately deducted from the calculation of Eligible Tower Assets.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions, discharges to waste or public systems and health and safety matters.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrowers within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure by the Borrowers or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by the Borrowers or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Borrowers or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrowers or any ERISA Affiliate; (j) the engagement by the Borrowers or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon the Borrowers pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 10.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, modified, succeeded or replaced from time to time, and the rules and regulations promulgated thereunder.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Loan Party and any and all Guarantees of such Loan Party’s Swap Obligations by the Borrowers or any other Guarantor) at the time the Guarantee of such Loan Party, or a grant by such Loan Party of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes excluded in accordance with the first sentence of this definition.

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“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.21(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18(g) and (d) any withholding Taxes imposed under FATCA.

“Facility” means the Revolving Facility, or any other credit facility under this Agreement, as the context may require, and “Facilities” means all of them.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” has the meaning specified in Section 3.16(b).

“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) the Floor Rate.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letters” means, the fee letter dated as of the Closing Date between the Borrowers and the Administrative Agent, and any other any fee letter among the Borrowers and the Administrative Agent concerning fees to be paid to the Administrative Agent, any Arranger or any other Person, including any amendments, restatements, supplements or modifications thereof.

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“Financial Covenant” means the financial covenants set forth in Article 9 of this Agreement.

“Financial Officer” means, as to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Fixed Charge Coverage Ratio (Post-Distribution)” shall mean, for the trailing four fiscal quarters, the ratio of (a) the difference between (i) Adjusted EBITDA, less (ii) cash Restricted Payments to (b) Fixed Charges, in each case, of the Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP, provided, however, that such calculation shall also include on a pro forma basis any proposed Restricted Payments (other than Permitted Tax Distributions) or Borrowings made in connection therewith at the time of such calculation.

“Fixed Charge Coverage Ratio (Pre-Distribution)” shall mean, for the trailing four fiscal quarters, the ratio of (a) Adjusted EBITDA to (b) Fixed Charges, in each case, of the Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP.

“Fixed Charges” means, for any Person for the trailing four fiscal quarters, the sum of: (a) all regularly scheduled principal payments and all Interest Expense that are paid or payable during such period in respect of all Debt of such Person (other than scheduled payments of principal on Debt which pay such Debt in full, but only to the extent such final payment is greater than the scheduled principal payment immediately preceding such final payment), plus (b) Capitalized Lease payments.

“Floor Rate” means a floor rate of 0.25%.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrowers or any Subsidiary with respect to employees employed outside the United States (other than any governmental arrangement).

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds, and similar extensions of credit in the ordinary course of its activities.

“GAAP” means, subject to Section 1.3, United States generally accepted accounting principles as in effect as of the date of determination thereof.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

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“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Parent, Holdings, the Intermediate Holdcos, the Subsidiary Guarantors and each other Person who from time to time Guarantees all or any part of the Obligations under the Loan Documents, and “Guarantor” means any one of the Guarantors.

“Guaranty” means, individually or collectively as the context requires, that certain Unconditional Guaranty, dated as of the Closing Date, executed and delivered by each Guarantor party thereto in favor of the Administrative Agent, for the benefit of the Secured Parties, and any other written guaranty of a Guarantor in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and

(b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Termination Value” means, as to any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Holdings” means SWIF II Operating Partnership, LP.

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 “Incremental Commitment” has the meaning specified in Section 2.25(a).

“Incremental Commitment Effective Date” has the meaning specified in Section 2.25(c).

“Incremental Lender” has the meaning specified in Section 2.25(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties, in each case relating to financial obligations (and excluding, in each case, those relating to “completion” and similar performance obligations); (c) net obligations of such Person under any Hedge Agreement; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) all Attributable Indebtedness; (g) all obligations of such Person in respect of Disqualified Equity Interests; and (h) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The amount of any Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Loan Document and

(b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” means the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing.

“Information” means all information received from the Borrowers or any of their Subsidiaries relating to the Borrowers or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender on a nonconfidential basis prior to disclosure by the Borrowers or any of their Subsidiaries; provided that, in the case of information received from the Borrowers or any of their Subsidiaries after the Closing Date, such information is clearly identified at the time of delivery as confidential.

“Interest Election Request” means a request by the Borrowers to convert a Borrowing in accordance with Section 2.7, which shall be in such form as the Administrative Agent may approve.

“Interest Expense” means, for any Person and for any period, total interest expense in respect of all outstanding Debt actually paid or that is payable by such Person during such period, including, without limitation, all commissions, discounts, and other fees and charges with respect to letters of credit and all net costs under Hedge Agreements in respect of interest rates to the extent such costs are allocable to such period, but excluding interest expense not payable in cash, all as determined in accordance with GAAP.

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“Interest Period” means, as to any Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one month thereafter, as specified in the applicable Borrowing Request (in each case, subject to the availability thereof); provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.24(d) shall be available for such Borrowing. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

“Intermediate Holdcos” means SWIF II Towers Co. Intermediate HoldCo II, LLC, SWIF II Data Center Co. Intermediate HoldCo IV, LLC, SWIF II Fiber Co. Intermediate HoldCo III, LLC, and each other entity that is a direct or indirect parent of any Borrower and a direct or indirect subsidiary of Holdings at any time.

“Inventory” shall have the meaning set forth in Article 9 of the UCC.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs Indebtedness of the type referred to in clause (h) of the definition of “Indebtedness” in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.

“IRS” means the United States Internal Revenue Service or any entity succeeding to all or any of its functions.

“Joinder Agreement” means a joinder or similar agreement entered into by any Person (including any Lender) under Section 2.25 pursuant to which such Person shall provide an Incremental Commitment hereunder and (if such Person is not then a Lender) shall become a Lender party hereto.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

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“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become party hereto pursuant to an Assignment and Assumption or Joinder Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrowers under Article 2, including, without limitation, Revolving Loans.

“Loan Documents” means, collectively, this Agreement, each Guaranty, the Security Documents, the Notes, any Fee Letter, and all other promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents, or agreements executed and delivered pursuant to or in connection with this Agreement or the Security Documents; provided that the term “Loan Documents” shall not include any Bank Product Agreement.

“Loan Party” means the Borrowers and each Guarantor.

“Loan to Value Ratio” means, as of any date of determination, (a) the Outstanding Amount as of such date, divided by (b) the aggregate value of all Eligible Assets of the Borrowers and their Subsidiaries as set forth in a Valuation which, in the case of Eligible Data Center Assets, shall be the most recent Valuation thereof and, in the case of all other Eligible Assets, shall be dated on or about such date of determination.

“Management Agreement” means that certain Advisory Agreement, dated as of July 13, 2021, among Manager, Parent and Holdings, as amended, and any replacement thereof.

“Management Fees” means the “Management Fee” (as defined in the Management Agreement).

“Management Fee Subordination Agreement” means that certain Management Fee Subordination Agreement of even date herewith among Manager, Parent, Holdings, Borrowers and Administrative Agent, and each other Management Fee Subordination Agreement entered into from time to time pursuant to which the Manager subordinates its fees under the Management Agreement to the Obligations.

“Manager” means (a) Strategic Wireless Infrastructure Fund Advisors, LLC or (b) a Replacement Manager and its successors and assigns, as applicable.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X of the Federal Reserve Board, each as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Maryland Heights Datacenter” means that certain Datacenter property located at 2315 Millpark Dr., Maryland Heights, MO and the related real property acquired by Maryland Heights, LLC on or about the Closing Date.

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“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business or financial condition of the Borrowers and their Subsidiaries taken as a whole; or (b) a material adverse effect on (i) the ability of the Borrowers or the other Loan Parties, taken as a whole, to perform the Obligations, (ii) the legality, validity, binding effect or enforceability against the Borrowers or any other Loan Party of any Loan Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent or any Lender under any Loan Documents.

“Material Contractual Obligation” means any agreement or contract to which the Borrowers or any of their Subsidiaries is a party that is a Contractual Obligation (other than any Loan Documents), the loss of which would be reasonably likely to have a Material Adverse Effect, including but not limited to the Eligible Asset Lease Agreements in respect of each Eligible Asset.

“Maturity Date” means as of the Closing Date, March 15, 2028, or such earlier date on which the Aggregate Revolving Commitments terminate as provided in this Agreement; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next succeeding Business Day.

“Maximum Rate” means, at all times, the maximum rate of interest which may be charged, contracted for, taken, received or reserved by the Lenders in accordance with applicable New York Law (or applicable United States federal Law to the extent that such Law permits the Lenders to charge, contract for, receive or reserve a greater amount of interest than under New York Law). The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under Applicable Law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to the Borrowers at the time of such change in the Maximum Rate.

“Mortgage Support Documents” means, with respect any Eligible Data Center Asset, such mortgagee title insurance policies (in amounts and with endorsements acceptable to the Lender), surveys, environmental assessment reports and reliance letters (if applicable), environmental questionnaires, Appraisals, property condition assessment reports, estoppels, flood hazard certifications, evidence of flood insurance, if required, property management agreements, and other mortgage-related documents as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” shall mean any Property constituting Collateral that is subject to a Deed of Trust.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrowers or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years has made or been obligated to make contributions, or has any liability.

“Multiple Employer Plan” means a Plan with respect to which the Borrowers or any ERISA Affiliate is a contributing sponsor, and that has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

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“Net Cash Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all fees and out-of-pocket expenses paid in connection with such event, (ii) in the case of a Disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities (including earn outs and similar arrangements) reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 12.2 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Financed Capital Expenditures” means any Capital Expenditures not financed with Debt.

“Notes” means, collectively, the Revolving Notes and any other promissory note made by the Borrowers in favor of a Lender evidencing the Loans made by such Lender and “Note” means any one of the Notes.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants, indebtedness, and duties of the Borrowers, each Guarantor, and any other Loan Party to the Administrative Agent, each Lender, any Affiliates of the Administrative Agent or any Lender and any Bank Product Provider now existing or hereafter arising, whether direct, indirect (including those acquired by assumption), related, unrelated, absolute, contingent, liquidated, unliquidated, joint, several, or joint and several, arising under or pursuant to this Agreement, any Loan Document or any Bank Product Agreements, and all interest accruing thereon (and including interest and fees that accrue after the commencement by or against the Parent, the Borrowers or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding) and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof and Erroneous Payment Subrogation Rights (as defined in Section 11.13(d)); provided that, as to any Loan Party, the “Obligations” shall exclude any Excluded Swap Obligations of such Loan Party. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, letter of credit commissions, charges, expenses, fees, indemnities and other amounts payable by the Borrowers under any Loan Document and (b) the obligation of the Borrowers to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrowers.

“OFAC” has the meaning specified in Section 3.16(a).

“Organizational Documents” means (a) as to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

CREDIT AGREEMENT – Page 22

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made at the request of the Borrowers pursuant to Section 2.21.(b)).

“Outstanding Amount” means with respect to the Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans occurring on such date.

“Parent” means Strategic Wireless Infrastructure Fund II, Inc.

“Participant” has the meaning specified in Section 12.4(d).

“Participant Register” has the meaning specified in Section 12.4(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Date” means (a) in respect of each Base Rate Loan and any fees payable under Section 2.12, the first day of each calendar month during the term of this Agreement and the Maturity Date, as applicable, and (b) in respect of each SOFR Loan, the last day of each Interest Period therefor, and the Maturity Date.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrowers or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

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“Permitted Liens” means those Liens permitted by Section 8.2.

“Permitted Tax Distributions” means, with respect to any Person, any dividend or distribution to any direct or indirect beneficial owner or holder of such Person’s stock or other Equity Interests to permit such holders to pay federal income Taxes and all relevant state and local income Taxes at a rate equal to the highest marginal applicable tax rate for the applicable tax year, however denominated (together with any interest, penalties, additions to tax, or additional amounts with respect thereto), imposed as a result of taxable income attributed to such beneficial owner or holder as a holder of stock or other Equity Interests of such Person under federal, state, and local income tax Laws, determined on a basis that combines those liabilities arising out of the net effect of the income, gains, deductions, losses, and credits of such Person and attributable to it in proportion and to the extent in which such beneficial owners or holders hold stock or other Equity Interests of such Person, provided, however, the computation of tax distributions under this definition shall take into account the carryovers of items of loss, deduction and expense previously allocated by the Borrowers to the beneficial owners and holders of its Equity Interests to the extent such losses have not previously been deducted in determining such beneficial owner’s or holder’s tax liability for any prior year and may reasonably be used by such beneficial owner or holder against such net income, such that the excess, if any, of the aggregate items of losses from the prior taxable year over aggregate items of income from the prior taxable year will be deducted from the current taxable year’s income before applying the appropriate tax rate. For the avoidance of doubt, any direct or indirect owner of Borrowers that has elected to be taxed as a real estate investment trust under Sections 856 through 859 of the Code (a “REIT”), the term “Permitted Tax Distributions” shall include distributions or dividends in such amounts as may be necessary to maintain the REIT status of such owner or to avoid the payment of U.S. federal or state income or excise taxes of such REIT.

“Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of the Borrowers or any Subsidiary, or any such plan to which the Borrowers or any Subsidiary is required to contribute on behalf of any of their employees or with respect to which the Borrowers have any liability.

“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.

“Pledge Agreement” means that certain Pledge Agreement, dated as of the Closing Date, executed and delivered by Parent and Holdings in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Prepayment Notice” means a notice by the Borrowers to prepay Loans, which shall be in such form as the Administrative Agent may approve.

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

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“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC Credit Support” has the meaning set forth in Section 12.18.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.

“Register” has the meaning specified in Section 12.4(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Replacement Manager” means any Person appointed by the Parent or the Borrowers that (a) has at least two (2) years’ experience in the management of properties similar to the Eligible Assets, and (b) has not been reasonably objected to in writing by the Administrative Agent and the Required Lenders within five (5) Business Days after written notice of the identity of such Person by the Borrowers to the Administrative Agent; provided that any Person identified in writing by the Borrowers to the Administrative Agent prior to the Closing Date as a pre-approved Replacement Manager shall be deemed to be acceptable to the Administrative Agent and the Lenders.

“Removal Effective Date” has the meaning specified in Section 11.6(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing at least 51% of the Total Credit Exposures of all Lenders at such time; provided, however, that at any time there are two or fewer Lenders, the Required Lenders shall be all Lenders. The Total Credit Exposure of any Defaulting Lender shall be excluded for purposes of making a determination of the Required Lenders.

“Resignation Effective Date” has the meaning specified in Section 11.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

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“Responsible Officer” means, with respect to any Loan Party, (a) the chief executive officer, president, executive vice president, or a Financial Officer of such Loan Party, (b) solely for purposes of the delivery of incumbency certificates and certified Organizational Documents and resolutions pursuant to Section 4.1, any vice president, secretary or assistant secretary of such Loan Party, and (c) solely for purposes of Borrowing Requests, prepayment notices and notices for Revolving Commitment terminations or reductions given pursuant to Article 2, any other officer or employee of the Borrowers so designated from time to time by one of the officers described in clause (a) in a notice to the Administrative Agent (together with evidence of the authority and capacity of each such Person to so act in form and substance satisfactory to the Administrative Agent). Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s shareholders, partners or members (or the equivalent Persons thereof).

“Revenue Rights” means any right or interest of a Borrower or any of its Subsidiaries to collect revenue including, without limitation, any ground lease or ground sublease acquired by a Borrower or any of its Subsidiaries and the rights granted thereunder, and any lease payments, rent payments, site maintenance fees, license and easement fees, and similar fees and revenues thereunder or with respect to any Eligible Asset, including but not limited to all payments made in respect of any Eligible Asset Lease Agreement.

“Revolving Availability” means, as of any date, the difference between (a) the lesser of (i) the Aggregate Revolving Commitments of all of the Lenders as of such date and (ii) the Borrowing Base less (b) the aggregate Revolving Credit Exposure of all of the Lenders as of such date.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of SOFR Borrowings, having the same Interest Period made by the Revolving Lenders.

“Revolving Commitment” means with respect to each Revolving Lender on any date, the commitment of such Lender to make a Revolving Loan pursuant to Section 2.1 if such Loan is required to be disbursed on such date, expressed as an amount representing the maximum principal or face amount of such Revolving Loan, as such commitment may be reduced or increased from time to time pursuant to Section 12.4 or reduced from time to time pursuant to Section 2.9 or 2.23. The initial amount of such Lender’s Revolving Commitment is set forth on Schedule 2.1 or in the Assignment and Assumption or Joinder Agreement pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. On the Closing Date, the aggregate amount of all Revolving Commitments is $35,000,000.

“Revolving Commitment Increase” means an increase in the Revolving Commitment as specified in Section 2.25.

“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans at such time.

“Revolving Facility” means, at any time, the Aggregate Revolving Commitments and all Credit Extensions thereunder.

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“Revolving Facility Increasing Lender” means a Revolving Lender increasing its Revolving Commitment as set forth in Section 2.25.

“Revolving Lender” means the Persons listed on Schedule 2.1 holding a Revolving Commitment or Revolving Loans and any other Person that shall have become party hereto holding a Revolving Commitment or Revolving Loans pursuant to an Assignment and Assumption or a Joinder Agreement, other than any such Person that ceases to be a party hereto holding a Revolving Commitment or Revolving Loans pursuant to an Assignment and Assumption.

“Revolving Loan” means a loan made by a Revolving Lender to the Borrowers pursuant to Section 2.1.

“Revolving Note” means a promissory note made by the Borrowers in favor of a Revolving Lender evidencing Revolving Loans made by such Lender, substantially in the form of Exhibit D.

“Run Rate Tower Cash Flow” means, with respect to each Tower for any period the Tower Gross Revenue for such Tower for such period, minus the Tower Operating Expenses for such Tower for such period.

“Sanctions” has the meaning specified in Section 3.16(a).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means the collective reference to the Administrative Agent, each Lender, each Bank Product Provider and any other Person the Obligations owing to which are, or are purported to be, secured by the Collateral under the terms of the Security Documents.

“Security Agreement” means that certain Security Agreement, dated as of the Closing Date, executed and delivered by the Borrowers and the Subsidiary Guarantors in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Security Documents” means, collectively, the Security Agreement, the Pledge Agreement, each Deed of Trust, the Bond Pledge and Security Agreement, the Bond Custody Agreement and each other security agreement, pledge agreement, mortgage, deed of trust, control agreement or other collateral security agreement required by or delivered to the Administrative Agent by a Loan Party from time to time that purport to create a Lien in favor of any of the Secured Parties to secure payment or performance of the Obligations or any portion thereof.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.

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“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Contribution” has the meaning set forth in Section 10.4.

“Subordinated Debt” means any Debt of the Borrowers or any of their Subsidiaries (other than the Obligations) that (a) has been subordinated to the Obligations by a Subordination Agreement, and (b) has been approved in writing by the Administrative Agent as constituting Subordinated Debt for purposes of this Agreement.

“Subordination Agreements” means, collectively, the Management Fee Subordination Agreement and each other subordination agreement from time to time entered into by and among the Administrative Agent, the applicable Loan Party, and any holder of Subordinated Debt, in form and substance satisfactory to the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person. Unless otherwise specified in this Agreement, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrowers.

“Subsidiary Guarantors” means, collectively, each and every Subsidiary of the Borrowers as of the Closing Date, and each and every Subsidiary of the Borrowers that becomes a Subsidiary Guarantor pursuant to Section 8.15, and “Subsidiary Guarantor” means any one of them.

“Supported QFC” has the meaning set forth in Section 12.18.

“Swap Obligations” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

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“Term SOFR” means, for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided further, if Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than the Floor Rate, then Term SOFR shall be deemed to be the Floor Rate.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Period” means, for purposes of calculating any Financial Covenant, the applicable measurement period for such Financial Covenant as set forth in Article 9.

“Threshold Amount” means $5,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the sum of (a) the unused Commitments of such Lender and (b) the outstanding Revolving Credit Exposure of such Lender at such time.

“Tower” means (a) any wireless communication tower owned, leased, licensed or managed by Borrowers or any Subsidiary of Borrowers, including any rooftop, billboard or other sites owned, leased, licensed or managed by Borrowers or any Subsidiary of Borrowers upon which a wireless communication tower is located, together with any real Property, real estate interest, fixtures and appurtenances that accompany the tower, rooftops, billboards or other sites and (b) any Tower Property.

“Tower Disposition Assets” means those certain assets described on Schedule 1.1 hereof.

“Tower Gross Revenue” means, for any period, all revenues of the Borrowers, their Subsidiaries or any predecessor-in-interest, as applicable, arising in respect of a Tower, including, without limitation, site maintenance fees paid, license and easement fees, and similar fees and revenues.

“Tower Property” means any fee interest, leasehold interest, license interest, usufruct, permit interest or easement interest in any real Property that supports a Tower.

“Tower Operating Expenses” means, with respect to a Tower, for any period, the sum, without duplication, of all property insurance expenses, utility costs, maintenance costs, Management Fees,upkeep and monitoring costs, real estate and property Taxes and ground lease or ground sublease payments (if any) payable by the Borrowers, their Subsidiaries or any predecessor-in-interest, as applicable, during such period.

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“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR or the Base Rate.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” mean the United States of America.

“U.S. Borrower” means any Borrowers that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 12.18.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.18(g).

“Valuation” means, as of any date, an enterprise valuation of the Borrowers’ and their respective Subsidiaries’ portfolio of Eligible Assets and Revenue Rights from a nationally recognized and independent third party appraiser or investment banking firm with experience in data centers and cell tower infrastructure and which is approved by the Administrative Agent and the Borrowers (such approval not to be unreasonably withheld, delayed or conditioned).

“Weighted Average Remaining Lease Term” shall be calculated by adding the sum of the product of the following calculation for each Eligible Asset Lease Agreement: (i) the remaining lease term in months under such Eligible Asset Lease Agreement multiplied by (ii) the product of (a) the annual rental revenue under such Eligible Asset Lease Agreement divided by (b) the aggregate total annual rental revenue for all Eligible Asset Lease Agreements for all Eligible Assets. Any discrepancies in calculation will be made in the sole discretion of the Administrative Agent.

“Withholding Agent” means each of the Borrowers and the Administrative Agent.

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“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2           Terms Generally; Other Definitional Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” is not exclusive. The word “year” shall refer (i) in the case of a leap year, to a year of three hundred sixty-six (366) days, and (ii) otherwise, to a year of three hundred sixty-five (365) days. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.3           Accounting Terms; Changes in GAAP.

(a)           Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP. Financial statements and other information required to be delivered by the Borrowers to the Lenders pursuant to Sections 7.1(a) and 7.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding the foregoing, (i) for purposes of determining compliance with any covenant (including the computation of any Financial Covenant) contained herein, Indebtedness of the Borrowers and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded and (ii) each lease, which is or would be deemed by GAAP in effect prior to December 31, 2018 to be an operating lease, shall not be treated as a finance lease for any purpose whatsoever.

(b)           Changes in GAAP. If the Borrowers notifies the Administrative Agent that the Borrowers requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

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Section 1.4           Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes; provided that the Administrative Agent shall remain liable for its obligations to the extent expressly set forth in this Agreement. The Lender and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Lender may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or services.

Section 1.5           Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.6           Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

Section 1.7         Other Loan Documents. The other Loan Documents, including the Security Documents, contain representations, warranties, covenants, defaults and other provisions that are in addition to and not limited by, or a limitation of, similar provisions of this Agreement. Such provisions in such other Loan Documents may be different or more expansive than similar provisions of this Agreement and neither such differences nor such more expansive provisions shall be construed as a conflict.

Section 1.8           Pro Forma Adjustments for Acquisitions and Dispositions. To the extent the Borrowers or any Subsidiary makes any Acquisition permitted pursuant to Section 8.6 or Disposition outside the ordinary course of business permitted by Section 8.5, during the period of four fiscal quarters of the Borrowers most recently ended, the Financial Covenants shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to the acquisition or the Disposition, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a Financial Officer), as if such Acquisition or such Disposition (and any related incurrence, repayment or assumption of Indebtedness) had occurred in the first day of such four-quarter period.

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ARTICLE 2

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.1           Revolving Commitments. Subject to the terms and conditions set forth herein and in the applicable Joinder Agreement with respect to the applicable Revolving Commitment Increase, each Revolving Lender severally agrees to make one or more revolving credit loans (each such loan, a “Revolving Loan”) to the Borrowers from time to time on any Business Day prior to the Maturity Date in an aggregate principal amount for such Lender at any time outstanding up to but not exceeding the amount of such Revolving Lender’s Revolving Commitment, provided that the aggregate Revolving Credit Exposure of all Revolving Lenders shall not exceed the lesser of (i) the Aggregate Revolving Commitments of all Revolving Lenders or (ii) the Borrowing Base. Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Type made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, repay, and reborrow Revolving Loans hereunder. Revolving Loans may be Base Rate Loans or SOFR Loans, as further provided herein.

Section 2.2           Loans and Borrowings.

(a)          Borrowings. Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Type made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments.

(b)         Type of Loans. Subject to Section 2.19, each Borrowing shall be comprised entirely of Base Rate Loans or SOFR Loans as the Borrower Representative may request in accordance herewith.

(c)         Minimum Amounts. Each SOFR Borrowing and each conversion thereof shall be in an aggregate amount of $250,000 or a larger multiple of $50,000. Each Base Rate Borrowing shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof; provided that a Base Rate Borrowing may be in an amount equal to the remaining Revolving Availability.

(d)         Limitation on Number of Borrowings. With respect to the Revolving Loans, after giving effect to all Borrowings and any conversions of Loans from one Type to the other, there shall not be more than five Interest Periods in effect with respect to SOFR Loans that are Revolving Loans.

Section 2.3           Borrowing Requests.

(a)         Notice by Borrowers; Borrowing Procedure; Conversion of Borrowings. Each Borrowing shall be made upon the Borrower Representative’s notice to the Administrative Agent. Each such notice shall be in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower Representative, or may be given by telephone or email to the Administrative Agent (if promptly confirmed in writing by delivery of such a written Borrowing Request consistent with such telephonic or email notice), which must be received by the Administrative Agent not later than 11:00 a.m. (x) two U.S. Government Securities Business Days prior to the requested date of any Borrowing of, conversion to or continuation of a SOFR Loan or of any conversion of a SOFR Loan to a Base Rate Loan, and (y) on the requested date of any Base Rate Borrowing. No new Borrowings will be available following March 15, 2026 (the “Borrowing Cutoff Date”).

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(b)           Content of Borrowing Requests. Each Borrowing Request for a Borrowing pursuant to this Section shall specify the following information in compliance with Section 2.2: (i) whether the Borrowers is requesting a Borrowing or a continuation or conversion of Borrowings from one Type to the other, (ii) the requested date of the requested Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Borrowings to be borrowed, converted or continued, (iv) whether such Borrowing is to be a Base Rate Borrowing or a SOFR Borrowing, (v) in the case of a SOFR Borrowing, the Interest Period therefor, and (vi) the location and number of the Borrowers’ account and/or other account(s) into which funds are to be disbursed.

(c)           Notice by Administrative Agent to Lenders. Promptly following receipt of Borrowing Request, the Administrative Agent shall advise each applicable Lender of the details thereof and the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d)           Failure to Elect. If no election as to the Type of a Borrowing is specified in the applicable Borrowing Request, then the requested Borrowing shall be a SOFR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

Section 2.4           Reserved.

Section 2.5           Reserved.

Section 2.6           Funding of Borrowings.

(a)          Funding by Lenders. Following receipt of a Borrowing Request, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Borrowings. In the case of a Borrowing, each Lender shall make the amount of each Borrowing to be made by it hereunder available to the Administrative Agent in immediately available funds at the Administrative Agent’s Principal Office not later than 11:00 a.m. on the Business Day specified in the applicable Borrowing Request. Upon satisfaction of the applicable conditions set forth in Section 4.2 (and, with respect to the initial Credit Extension on the Closing Date, Section 4.1), the Administrative Agent will make all such funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case by no later than 1:00 p.m. in accordance with the instructions provided in the applicable Borrowing Request by the Borrowers to the Administrative Agent.

(b)          Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6(a) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then each of the applicable Lender and the Borrowers severally agrees to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to, but excluding, the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

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Section 2.7           Interest Elections.

(a)           Elections by Borrowers for Borrowings. Subject to Section 2.2, the Loans comprising each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a SOFR Borrowing, may elect the Interest Period therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           Notice of Elections. Each such election pursuant to this Section shall be made upon the Borrower Representative’s irrevocable notice to the Administrative Agent. Each such notice shall be in the form of a Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower Representative, or may be given by telephone to the Administrative Agent (if promptly confirmed in writing by delivery of such a written Borrowing Request consistent with such telephonic notice) and must be received by the Administrative Agent not later than 11:00 a.m. (i) in the case of a conversion to or continuation of a SOFR Borrowing, two U.S. Government Securities Business Days prior to the effective date of such conversion or continuation, and (ii) in the case of a conversion to or continuation of a Base Rate Borrowing, not later than 11:00 a.m. on the effective date of such conversion or continuation.

(c)           Content of Interest Election Requests. Each Interest Election Request pursuant to this Section shall specify the following information in compliance with Section 2.2:

(i)           the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)           whether the resulting Borrowing is to be a Base Rate Borrowing or SOFR Borrowing; and

(iv)           if the resulting Borrowing is a SOFR Borrowing, the Interest Period therefor after giving effect to such election.

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(d)           Failure to Make an Interest Election Request; Events of Default. If the Borrowers fails to deliver a timely and complete Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period therefor, then, unless such SOFR Borrowing is repaid as provided herein, the Borrowers shall be deemed to have selected that such SOFR Borrowing shall automatically be continued as a SOFR Borrowing with an Interest Period of one month at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, then so long as such Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid as provided herein, each SOFR Borrowing shall automatically be converted to a Base Rate Borrowing at the end of the Interest Period therefor.

(e)           Notice by Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and such Lender’s portion of each resulting Borrowing.

Section 2.8            Prepayments.

(a)           Optional Prepayments. Subject to the conditions set forth below, the Borrowers shall have the right, at any time and from time to time, upon notice to the Administrative Agent, at any time and from time to time prepay the principal of any Loans or any other Borrowing in whole or in part, without premium or penalty.

(b)           Mandatory Prepayments.

(i)           If at any time the aggregate total Revolving Credit Exposure of all of the Lenders exceeds the lesser of (i) the Aggregate Revolving Commitments of all of the Revolving Lenders or (ii) the Borrowing Base, the Borrowers shall immediately prepay the entire amount of such excess to the Administrative Agent, for the ratable account of the Revolving Lenders, in an aggregate amount equal to such excess in accordance with clause (vi) below.

(ii)           Upon the Disposition of any assets by the Borrowers or any Subsidiary (other than a Disposition permitted under Section 8.4(b) or (i)), the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of the Net Cash Proceeds received therefrom promptly following receipt thereof by the Borrowers or such Subsidiary (such prepayments to be applied as set forth in clause (vi) below); provided, however, that at the election of the Borrowers (as notified by the Borrowers to the Administrative Agent on or prior to the date of receipt of such proceeds), the Borrowers or such Subsidiary may reinvest such proceeds to replace such assets in respect of which such proceeds were received so long as (I) such reinvestment is completed within 180 days after the receipt of such proceeds, (II) while such reinvestment is underway, all of such proceeds are on deposit with the Administrative Agent in a separate deposit account over which the Administrative Agent has exclusive control, and (III) such Disposition did not cause an Event of Default and no other Default or Event of Default has occurred and is continuing; provided, further, that any Net Cash Proceeds not reinvested within such 180-day period shall be promptly applied to the prepayment of the Loans as otherwise set forth in clause (vi) below. For the avoidance of doubt, nothing in this clause (ii) shall be construed to permit any Disposition of assets not otherwise permitted hereunder.

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(iii)           Upon the sale or issuance by the Borrowers or any Subsidiary of any of their Equity Interests (other than any Specified Contribution), the Borrowers shall prepay an aggregate principal amount of Loans in the amount equal to 100% of all Net Cash Proceeds received therefrom promptly following receipt thereof by the Borrowers or such Subsidiary (such prepayments to be applied as set forth in clause (vi) below). For the avoidance of doubt, nothing in this clause (iii) shall be construed to permit any sale or issuance of Equity Interests not otherwise permitted hereunder.

(iv)           Upon the issuance or incurrence by the Borrower or any Subsidiary of any Indebtedness (other than Indebtedness permitted under Section 8.1), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom promptly following receipt thereof by the Borrower or such Subsidiary (such prepayment to be applied as set forth in clause (vi) below). For the avoidance of doubt, nothing in this clause (iv) shall be construed to permit the issuance or incurrence of Indebtedness not otherwise permitted hereunder.

(v)           Upon the receipt by the Borrowers or any Subsidiary of any Net Cash Proceeds not in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, proceeds of insurance, condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments (each, an “Extraordinary Receipt”), the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom promptly following receipt thereof by the Borrowers or such Subsidiary (such prepayments to be applied as set forth in clause (vi) below); provided, however, that with respect to insurance proceeds received in connection with any casualty or condemnation event, at the election of the Borrowers (as notified by the Borrowers to the Administrative Agent on or prior to the date of receipt of such proceeds), the Borrowers may apply such proceeds to the repair, restoration, or replacement of the assets suffering such casualty or condemnation event, so long as (A) such repair, restoration, or replacement is completed within 180 days after the receipt of such proceeds, (B) while such repair, restoration, or replacement is underway, all of such proceeds are on deposit with the Administrative Agent in a separate deposit account over which the Administrative Agent has exclusive control and otherwise available to the Borrowers upon its request to pay for the costs and expenses of such repair, restoration or replacement as such costs and expenses are incurred, and (C) such casualty or condemnation event did not cause an Event of Default and no other Default or Event of Default has occurred and is continuing; provided, further, if such repair, restoration, or replacement is not completed within such 180-day period, then such Net Cash Proceeds shall be promptly applied to the prepayment of the Loans as otherwise set forth in clause (vi) below.

(vi)           Prepayments of Loans under Sections 2.8(b)(ii) through (v) shall be applied first, to the remaining installments of principal due on the Revolving Loans, in order of maturity; and shall be applied first, to any Base Rate Loans then outstanding, and second, to any SOFR Loans then outstanding, and if more than one SOFR Loan is then outstanding, to such SOFR Loans in such order as the Borrowers may direct, or if the Borrowers fails to so direct, as the Administrative Agent shall elect. For the avoidance of doubt, the application of any mandatory prepayment to the Outstanding Amount of the Revolving Loans made pursuant to this Section 2.8(b)(vi) shall not result in a corresponding permanent reduction of the Aggregate Revolving Commitments. Unless so directed by the Borrowers, or unless an Event of Default has occurred and is continuing, any prepayment of Loans pursuant to this Section 2.8(b) shall only be applied to the outstanding SOFR Loans (A) on the last day of the Interest Period applicable thereto or (B) to the extent that there are no outstanding Base Rate Loans, and, in any such event, the Borrowers shall pay all amounts required pursuant to Section 2.16.

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(c)           Notices. Each such notice pursuant to this Section shall be in the form of a written Prepayment Notice, appropriately completed and signed by a Responsible Officer of the Borrowers, or may be given by telephone to the Administrative Agent (if promptly confirmed by a written Prepayment Notice consistent with such telephonic notice) and must be received by the Administrative Agent not later than 11:00 a.m. (i) in the case of a prepayment of a SOFR Loan, three U.S. Government Securities Business Days before the date of prepayment, and (ii) in the case of a prepayment of a Base Rate Loan, not later than 11:00 a.m. on the day prior to the date of prepayment. Each Prepayment Notice shall specify (x) the prepayment date and (y) the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each Prepayment Notice shall be irrevocable; provided that a Prepayment Notice may be subject to a contingency such as the completion of a sale transaction or a refinancing and, if such contingency does not occur, then may be revoked. If there is a prepayment of all or any portion of the principal of the Loans on or before the applicable Maturity Date, whether voluntary or because of acceleration or otherwise, such prepayment shall also include any and all accrued but unpaid interest on the amount of principal being so prepaid through and including the date of prepayment, plus any other sums which have become due to the Lenders under the other Loan Documents on or before the date of prepayment but which have not been fully paid.

(d)           Amounts; Application. Each prepayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11, together with any additional amounts required pursuant to Section 2.16.

Section 2.9             Voluntary Termination or Reduction of Commitments.

(a)           [Reserved].

(b)           Optional Termination or Reduction of Revolving Commitments. The Borrowers may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments of all of the Revolving Lenders, or from time to time reduce the unused Revolving Commitments; provided that (a) each such notice shall be in writing and must be received by the Administrative Agent not later than 11:00 a.m. at least three Business Days prior to the effective date of such termination or reduction, and shall be irrevocable (provided that a notice of termination of the Revolving Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied), (b) any such partial reduction shall be in an aggregate amount of $250,000 or a larger multiple of $50,000 and (c) the Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate total Revolving Credit Exposures would exceed the lesser of (i) the aggregate total Revolving Commitments or (ii) the Borrowing Base. Unless previously terminated, the Revolving Commitments shall automatically terminate on the Borrowing Cutoff Date. All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

(c)           Application of Revolving Commitment Reductions. The Administrative Agent will promptly notify the Revolving Lenders of any termination or reduction of the Revolving Commitments pursuant to clause (b) of this Section. Upon any reduction of unused Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be reduced by such Lender’s ratable share of the amount of such reduction.

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Section 2.10           Payment of Principal.

(a)           Revolving Facility. Beginning on March 15, 2026, the Borrowers shall repay to the Administrative Agent for the ratable account of the Revolving Lenders the then Outstanding Amount of the Revolving Loans as of such date in equal monthly installments based on a 25-year straight line amortization, with each such payment due on each Payment Date, provided, however, that the final principal repayment installment of the Revolving Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the full remaining Outstanding Amount of the Revolving Loans and all accrued but unpaid interest thereon on such date.

The unpaid principal balance of the Revolving Loans at any time shall be the total amount advanced hereunder by the Revolving Lenders less the amount of principal payments made thereon by or for the Borrowers, which balance may be endorsed on the Revolving Notes from time to time by the Revolving Lenders or otherwise noted in the Revolving Lenders’ and/or the Administrative Agent’s records, which notations shall be, absent manifest error, conclusive evidence of the amounts owing hereunder from time to time.

(b)           Unconditional Payment. The Borrowers is and shall be obligated to pay all principal, interest and any and all other amounts which become payable under any of the Loan Documents absolutely and unconditionally and without any abatement, postponement, diminution or deduction whatsoever and without any reduction for counterclaim or setoff whatsoever. If at any time any payment received by the Administrative Agent hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any Debtor Relief Law, then the obligation to make such payment shall survive any cancellation or satisfaction of the Obligations under the Loan Documents and shall not be discharged or satisfied with any prior payment thereof or cancellation of such Obligations, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.

(c)           Partial or Incomplete Payments. Remittances in payment of any part of the Obligations under the Loan Documents other than in the required amount in immediately available funds at the place where such Obligations are payable shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by the Administrative Agent in full in accordance herewith and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by the Administrative Agent of any payment in an amount less than the full amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default.

Section 2.11           Interest.

(a)           Interest Rates. Subject to paragraph (b) of this Section, (i) each Base Rate Loan shall bear interest at the Applicable Rate for Base Rate Loans, and (ii) each SOFR Loan shall bear interest at the Applicable Rate for SOFR Loans.

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(b)           Default Interest Rate. If any amount payable by the Borrowers under this Agreement or any other Loan Document (including principal of any Loan, interest, fees and other amount) is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal to the applicable Default Rate. Upon the request of the Required Lenders, while any Event of Default has occurred and is continuing, the Borrowers shall pay interest on the principal amount of all Obligations outstanding hereunder at a rate per annum equal to the applicable Default Rate. The Borrowers acknowledges that it would be extremely difficult or impracticable to determine the Administrative Agent’s or the Lenders’ actual damages resulting from any late payment or Event of Default, and such accrued interest are reasonable estimates of those damages and do not constitute a penalty. Any interest accrued at the Default Rate shall be payable on demand.

(c)           Payment Dates. All accrued but unpaid interest on each Loan shall be payable in arrears on each Payment Date applicable thereto and at such other times as may be specified herein; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan prior to the applicable Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(d)           Interest Computation Period. Interest on the Loans and all fees and other amounts payable by the Borrowers hereunder on a per annum basis shall be computed on the basis of a 360-day year and the actual number of days elapsed (including the first day but excluding the last day) except (i) for Base Rate Loans and (ii) if such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a 365-day year or 366-day year, as the case may be. In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to the close of business on the Business Day received. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes absent manifest error.

(e)           Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Lender will promptly notify the Borrowers of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.12           Fees.

(a)           [Reserved].

(b)           Commitment Fees. The Borrowers agrees to pay to the Administrative Agent for the account of each Lender the Commitment Fee (subject to Section 2.23), in accordance with its Applicable Percentage, on the actual daily unused amount of the Revolving Commitment of such Revolving Lender, which shall accrue during the period from and including the Closing Date to but excluding the Borrowing Cutoff Date. Accrued Commitment Fees shall be payable in arrears on the fifth Business Day of each March, June, September and December, commencing on the first such date to occur after the date hereof through the Borrowing Cutoff Date. For purposes of computing Commitment Fees, the Revolving Commitment of any Lender shall be deemed to be used to the extent of the aggregate principal amount at such time of its outstanding Revolving Loans.

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(c)           Administrative Agent Fees. The Borrowers agrees to pay to the Administrative Agent and any Arranger, for the account of the Administrative Agent, such Arranger, as applicable, fees payable in the amounts and at the times agreed pursuant to any applicable Fee Letter, or as otherwise set forth herein or agreed in writing between the Borrowers and the Administrative Agent.

(d)           Fee Computation. All fees payable under this Section shall be computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of a fee hereunder shall be conclusive absent manifest error.

Section 2.13           Evidence of Debt.

(a)           Maintenance of Records. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrowers to such Lender resulting from each Credit Extension made by such Lender. The Administrative Agent shall maintain the Register in accordance with Section 12.4(c). The entries made in the records maintained pursuant to this paragraph (a) shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein. Any failure of any Lender or the Administrative Agent to maintain such records or make any entry therein or any error therein shall not in any manner affect the obligations of the Borrowers under this Agreement and the other Loan Documents. In the event of any conflict between the records maintained by any Lender and the records maintained by the Administrative Agent in such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(b)           Promissory Notes. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall prepare, execute and deliver to such Lender a Note payable to such Lender.

Section 2.14           Payments Generally; Several Obligations of the Lenders.

(a)           Payments by the Borrowers. All payments to be made by the Borrowers hereunder or under the other Loan Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all such payments shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Principal Office in immediately available funds not later than 11:00 a.m. on the date specified herein. All amounts received by the Administrative Agent after such time on any date shall be deemed to have been received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue. The Administrative Agent will promptly distribute to each applicable Lender its ratable share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office (or otherwise distribute such payment in like funds as received to the Person or Persons entitled thereto as provided herein). If any payment to be made by the Borrowers shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be. Except as otherwise expressly provided herein, all payments hereunder or under any other Loan Document shall be made in Dollars. Following the Borrowers’ written approval, the Administrative Agent is hereby authorized to charge the account of the Borrowers maintained with the Administrative Agent for the payment of principal, interest, and fees hereunder.

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(b)           Application of Insufficient Payments. Subject to Section 10.3, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and other amounts then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)           Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.6(b), 2.15 or 12.3(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to the Administrative Agent until all such unsatisfied obligations are fully paid or (ii) hold any such amounts in a segregated account as cash collateral for, and for application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(e)           Several Obligations of the Lenders. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 12.3(c) are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make any such payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 12.3(c).

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Section 2.15           Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, or other obligations hereunder, as applicable, resulting in such Lender receiving payment of a proportion of the aggregate amount of its Revolving Loans and accrued interest thereon or other such obligations, as applicable, greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Loans and such other obligations of the other Lenders under the applicable Facility, as applicable, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and other amounts owing them, as applicable; provided that:

(i)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)            the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrowers consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

Section 2.16           Compensation for Losses. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), or (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense (excluding any loss of profit) attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.17           Increased Costs.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C)   Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

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(iii)          impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrowers will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital or Liquidity Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraphs (a) or (b) of this Section and delivered to the Borrowers, shall be conclusive absent manifest error. The Borrowers shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.17 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.18           Taxes.

(a)           Defined Terms. For purposes of this Section, the term “Applicable Law” includes FATCA.

(b)           Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

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(c)           Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)           Indemnification by the Borrowers. The Borrowers shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)           Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)           Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrowers to a Governmental Authority pursuant to this Section, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

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(g)           Status of the Lenders.

(i)           Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in a Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that the Borrowers is a U.S. Borrowers,

(A)           any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           executed copies of IRS Form W-8ECI;

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

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(4)           to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii)           Administrative Agent shall deliver to the Borrowers on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower) a copy of an executed original of IRS Form W-9 certifying the Administrative Agent is a U.S. Person and that the Administrative Agent is exempt from United States federal backup withholding Tax.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

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(h)           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)           Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 2.19           Inability to Determine Rates. Subject to Section 2.24 below, if, on or prior to the first day of any Interest Period for any SOFR Loan, the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof, or the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then the Administrative Agent will promptly so notify the Borrowers. Upon notice thereof by the Administrative Agent to the Borrowers, any obligation of the Lenders to make SOFR Loans, and any right of the Borrowers to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the instruction of the Required Lenders revokes such notice. Upon receipt of such notice, (i) the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrowers shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.16.

Section 2.20           Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to the Borrowers, (through the Administrative Agent), any obligation of such Lender to make SOFR Loans, and any right of the Borrowers to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, if necessary to avoid such illegality, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans to such day, until it is no longer illegal for the Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.

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Section 2.21           Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office. If any Lender requests compensation under Section 2.17, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or 2.18, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          Replacement of Lenders. If any Lender requests compensation under Section 2.17, or if the Borrowers is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 2.21(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.4), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.16, Section 2.17 or Section 2.18) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)           the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.4;

(ii)           such Lender shall have received payment of an amount equal to the Outstanding Amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)           in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)           such assignment does not conflict with Applicable Law; and

(v)           in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

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A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Notwithstanding anything in this Section to the contrary, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 11.6.

Section 2.22           Reserved.

Section 2.23           Defaulting Lenders.

(a)          Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders” and in Section 12.2.

(ii)           Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 10 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.8 or otherwise shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

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(iii)            Certain Commitment Fees.

(A)           No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)           With respect to any Commitment Fee not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (x) pay to each Revolving Lender that is a Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, and (y) not be required to pay the remaining amount of any such fee.

(b)           Defaulting Lender Cure. If the Borrowers and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.24          Benchmark Replacement Setting.

(a)           Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrowers may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrowers so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from the Borrowers or Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section will occur prior to the applicable Benchmark Transition Start Date.

(i)           No Hedge Agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.24.

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(b)           Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)           Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Lender will promptly notify the Borrowers of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.24(d). Any determination, decision or election that may be made by the Administrative Agent or the Lenders pursuant to this Section 2.24, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.24.

(d)           Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)           Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans.

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Section 2.25           Incremental Commitments.

(a)           Request for Revolving Commitment Increase. The Borrowers may, by notice to the Administrative Agent (who shall promptly notify the applicable Lenders), request an increase in the Revolving Commitments (each such increase, an “Revolving Commitment Increase” or an “Incremental Commitment”), for an aggregate amount for all requests under this clause (a) not exceeding an increase of $50,000,000; provided that (A) any such request for a Revolving Commitment Increase shall be in a minimum amount of the lesser of (x) $5,000,000 (or such lesser amount as may be approved by the Administrative Agent) and (y) the entire remaining amount available under this Section and (B) the Borrowers shall make no more than a total of five (5) requests in the aggregate for a Revolving Commitment Increase under this Section.

(b)           Incremental Lenders. An Incremental Commitment may be provided by any existing Lender or other Person that is an Eligible Assignee (each such existing Lender or other Person that agrees to provide an a Revolving Commitment Increase, a “Revolving Facility Increasing Lender” or an “Incremental Lender”); provided that each Incremental Lender shall be subject to the consent (in each case, not to be unreasonably withheld or delayed) of the Administrative Agent. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to provide an Incremental Commitment pursuant to this Section and any election to do so shall be in the sole discretion of such Lender.

(c)           Terms of Incremental Commitments. The Administrative Agent and the Borrowers shall determine the effective date for a Revolving Commitment Increase pursuant to this Section (an “Incremental Commitment Effective Date”) and, if applicable, the final allocation of such Incremental Commitments among the Persons providing such Revolving Commitment Increase; provided that such date shall be a Business Day at least fifteen (15) Business Days after delivery of the request for such Revolving Commitment Increase (unless otherwise approved by the Administrative Agent) and at least sixty (60) days prior to the applicable Maturity Date then in effect.

In order to effect such Revolving Commitment Increase, the Borrowers, the applicable Incremental Lender(s) and the Administrative Agent (but no other Lenders or Persons) shall enter into one or more Joinder Agreements, each in form and substance satisfactory to the Borrowers and the Administrative Agent, pursuant to which the applicable Incremental Lender(s) will provide the applicable Incremental Commitment(s).

Effective as of the applicable Incremental Commitment Effective Date, subject to the terms and conditions set forth in this Section, each Revolving Commitment Increase shall be a Revolving Commitment (but not a separate facility hereunder) and Schedule 2.1 shall be updated accordingly to reflect such Incremental Commitment, each Incremental Lender providing such Incremental Commitment shall be, and have all the rights of, a Lender and a Revolving Lender, as applicable, and the Credit Extensions made by it on such Incremental Commitment Effective Date pursuant to paragraph (e) of this Section shall be Revolving Loans, as applicable, for all purposes of this Agreement.

(d)           Conditions to Effectiveness. Notwithstanding the foregoing, the Incremental Commitments pursuant to this Section shall not be effective with respect to any Incremental Lender unless:

(i)           no Default or Event of Default shall have occurred and be continuing on the Incremental Commitment Effective Date and after giving effect to the Credit Extensions under such Revolving Commitment Increase to be made on the Incremental Commitment Effective Date;

(ii)           the representations and warranties contained in this Agreement are true and correct on and as of the Incremental Commitment Effective Date and after giving effect to such Revolving Commitment Increase, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

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(iii)           the Administrative Agent shall have received one or more Joinder Agreements contemplated above, providing for Incremental Commitments in the amount of such Revolving Commitment Increase.

As of such Incremental Commitment Effective Date, upon the Administrative Agent’s receipt of the documents required by this paragraph (d), the Administrative Agent shall record the information contained in the applicable Joinder Agreement(s) in the Register and give prompt notice of the Incremental Commitments to the Borrowers and the Lenders (including each Incremental Lender).

(e)           Adjustments to Revolving Outstandings. On each Incremental Commitment Effective Date with respect to each Revolving Commitment Increase, if there are Revolving Loans then outstanding, the Borrowers shall prepay such Revolving Loans (and pay any additional amounts required pursuant to Section 2.16 in connection therewith), and borrow Revolving Loans from the Revolving Facility Increasing Lender(s), as shall be necessary in order that, after giving effect to such prepayments and borrowings, all Revolving Loans will be held ratably by the Revolving Lenders (including the Revolving Facility Increasing Lender(s)) in accordance with their respective Revolving Commitments after giving effect to the applicable Revolving Commitment Increase.

Section 2.26          Survival. Each party’s obligations under this Article 2 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement, and to make Credit Extensions hereunder, the Borrowers represents and warrants to the Administrative Agent and the Lenders that:

Section 3.1           Existence, Qualification, and Power. Each of the Borrowers and the other Loan Parties: (a) is duly incorporated, organized or formed, validly existing, and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in the case of clauses (b)(i) and (c) above, where failure could not reasonably be expected to have a Material Adverse Effect.

Section 3.2           Authorization; No Contravention. The execution, delivery and performance by each of the Borrowers and the other Loan Parties of this Agreement and each other Loan Document to which such Person is or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all necessary corporate or other organizational action on the part of such Person and do not and will not (a) contravene the terms of its Organizational Documents, (b) conflict with or result in any breach, default or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Material Contractual Obligation to which the Borrowers or any Loan Party is a party or affecting the Borrowers or the properties of the Borrowers or any Subsidiary or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrowers, any other Loan Party or any Subsidiary or its property is subject, (c) violate any Law or (d) result in the creation or imposition of any Lien upon any of the revenues or assets of such Person, other than Permitted Liens.

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Section 3.3           Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrowers or any other Loan Party of this Agreement or any other Loan Document, except for such approvals, consents, exemptions, authorizations, actions, notices, or filings that (i) have been duly obtained, taken or made and are in full force and effect and (ii) are expressly contemplated by the Agreement or any other Loan Document.

Section 3.4           Execution and Delivery; Binding Effect; Enforceability. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrowers and each other Loan Party. This Agreement constitutes, and each other Loan Document to which the Borrowers or any other Loan Party is a party, when so delivered will constitute, legal, valid, and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except as may be limited by Debtor Relief Laws.

Section 3.5           Financial Statements; No Material Adverse Effect.

(a)           Financial Statements. All financial statements which have been delivered to the Administrative Agent were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present in all material respects the financial condition of the Borrowers and their Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)           No Material Adverse Change. Since the effective date of the most recent financial statements referred to in this Section, there has been no event or circumstance that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.6           Litigation. There are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of the Borrowers, threatened, at Law, in equity, in arbitration or before any Governmental Authority, by or against the Borrowers, any Subsidiary, or any other Loan Party or against any of their properties or revenues that (a) except as specifically disclosed in Schedule 3.6, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby.

Section 3.7           No Material Adverse Effect; No Default; Material Contractual Obligations. Neither the Borrowers nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document. Schedule 3.7 sets forth a complete and correct list of all Material Contractual Obligations in effect or to be in effect on the Closing Date.

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Section 3.8           Ownership of and Rights in Properties. Each of the Borrowers and their Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Property necessary or used in the ordinary conduct of its business, except for such defects in title that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.9           Taxes. The Borrowers, their Subsidiaries and each other Loan Party have filed all federal, state and other tax returns and reports required to be filed, and have paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 3.10           Disclosure.

(a)           The Borrowers have disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which the Borrowers or any of their Subsidiaries is subject, and all other matters known to it that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The reports, financial statements, certificates and other written information (other than projected or pro forma financial information) furnished by or on behalf of the Borrowers to the Administrative Agent, any other Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected or pro forma financial information, the Borrowers represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery (it being understood that such projected information may vary from actual results and that such variances may be material).

(b)           As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 3.11           Compliance with Laws. Each of the Borrowers, their Subsidiaries and each of the other Loan Parties is in compliance with the requirements of all Laws (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to so comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.12           ERISA Compliance.

(a)           Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of the Borrowers, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

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(b)            There are no pending or, to the knowledge of the Borrowers, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(c)           No ERISA Event has occurred, and neither the Borrowers nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(d)           The present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by an amount that would reasonably be expected to have a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan, the potential liability of the Borrowers or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, would not reasonably be expected to have a Material Adverse Effect.

(e)           To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that the failure so to comply could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Neither the Borrowers nor any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of the Borrowers or Subsidiary, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued, in each case, except as would not have a Material Adverse Effect.

Section 3.13           Environmental Matters. Except with respect to any matters that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, neither the Borrowers nor any Subsidiary or other Loan Party (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) knows of any basis for any permit, license or other approval required under any Environmental Law to be revoked, canceled, limited, terminated, modified, appealed or otherwise challenged, (c) has or could reasonably be expected to become subject to any Environmental Liability, (d) has received notice of any claim, complaint, proceeding, investigation or inquiry with respect to any Environmental Liability (and no such claim, complaint, proceeding, investigation or inquiry is pending or, to the knowledge of the Borrowers, is threatened or contemplated) or (e) knows of any facts, events or circumstances that could give rise to any basis for any Environmental Liability of the Borrowers, any Subsidiary or any other Loan Party.

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Section 3.14           Margin Regulations. The Borrowers is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Credit Extension hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrowers only or of the Borrowers and their Subsidiaries on a consolidated basis) will be Margin Stock.

Section 3.15           Investment Company Act. Neither the Borrowers nor any of their Subsidiaries is required to be registered as an “investment company” as defined in the Investment Company Act of 1940.

Section 3.16           Sanctions; Anti-Corruption.

(a)           None of the Borrowers, any of their Subsidiaries, any other Loan Party or any director, officer, employee, or, to the knowledge of the Borrowers, agent of the Borrowers, any of their Subsidiaries, or any other Loan Party is an individual or entity (“person”) that to the knowledge of the Borrowers is owned or controlled by persons that are: (i) the subject of any list-based or territorial sanctions including, without limitation, (ii) any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (iii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea and Syria).

(b)           Each of the Borrowers, their Subsidiaries, the other Loan Parties, and their respective directors, officers and employees and, to the knowledge of the Borrowers, the agents of the Borrowers, their Subsidiaries, and the other Loan Parties are in compliance with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects. The Borrowers, their Subsidiaries, and the other Loan Parties have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.

Section 3.17           Solvency. The Loan Parties on a consolidated basis are Solvent.

Section 3.18           Subsidiaries. The Borrowers have no Subsidiaries other than those listed on Schedule 3.18 (and, if subsequent to the Closing Date, such additional Subsidiaries as have been formed or acquired in compliance with Section 8.15), and Schedule 3.18 sets forth (a) the jurisdiction of incorporation or organization of each such Subsidiary, and (b) the percentage of the Borrowers’ ownership interest in each such Subsidiary. All of the outstanding Equity Interests of each Subsidiary described on Schedule 3.18 have been validly issued, are fully paid, and are nonassessable. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests of any Subsidiary.

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ARTICLE 4

CONDITIONS PRECEDENT

Section 4.1            Initial Extension of Credit. The obligation of each Lender to make the initial Credit Extension hereunder is subject to the condition precedent that the Administrative Agent shall have received all of the following, each dated (unless otherwise indicated or otherwise specified by the Administrative Agent) the Closing Date, in form and substance satisfactory to the Administrative Agent:

(a)           Credit Agreement. Executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrowers;

(b)          Resolutions. Resolutions of the board of directors (or other governing body) of each Loan Party certified by the secretary or an assistant secretary (or a Responsible Officer or other custodian of records) of such Person which authorize the execution, delivery, and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to be a party;

(c)           Incumbency Certificate. A certificate of incumbency certified by the secretary, assistant secretary or a Responsible Officer of each Loan Party certifying the names of the individuals authorized to sign the other Loan Documents to which such Person is or is to be a party (including the certificates contemplated herein) on behalf of such Person together with specimen signatures of such individuals;

(d)           Closing Certificate. A certificate executed by a Responsible Officer of the Borrowers certifying that (i) the conditions specified in Section 3.17 and Sections 4.2(b), (c) and (d) have been satisfied, and (ii) no consents, licenses or approvals are required in connection with the execution, delivery and performance by each Loan Party, and the validity against each Loan Party, of the Loan Documents to which it is a party, other than those, if any, which have been previously or are concurrently delivered to the Administrative Agent;

(e)           Organizational Chart and Organizational Documents. The Organizational Documents and all amendments thereto for each Loan Party, with the formation documents included in the Organizational Documents being certified as of a date acceptable to the Administrative Agent by the appropriate government officials of the state of incorporation or organization of such Person, and all such Organizational Documents being accompanied by certificates that such copies are complete and correct, given by an authorized representative acceptable to the Administrative Agent. Additionally, Borrowers shall have delivered to Administrative Agent an organizational chart and such other documentation as Administrative Agent shall request regarding Borrowers’ organization structure, to the satisfaction of Administrative Agent;

(f)            Governmental Certificates. Certificates, dated as of a date acceptable to the Administrative Agent, of the appropriate government officials of the state of incorporation or organization of each Loan Party as to the existence and good standing of such Person;

(g)           Notes. The Notes executed by the Borrowers in favor of each Lender requesting a

Note;

(h)           Guaranty. The Guaranty executed by each Guarantor;

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(i)            Security Documents. The Security Documents executed by the applicable Loan Parties, together with such stock powers or other agreements or instruments of transfer as the Administrative Agent may request to perfect its Lien on any Collateral to the extent required under such Security Documents;

(j)            Financing Statements. UCC financing statements reflecting the applicable Loan Parties, as debtors, and the Administrative Agent, as secured party, which are required to grant a Lien to secure the Obligations and covering such Collateral as the Administrative Agent may request;

(k)           Mortgage Support Documents. All Mortgage Support Documents related to each Eligible Data Center Asset including, but not limited to, such mortgagee title insurance policies (in amounts and with endorsements acceptable to the Lender), surveys, environmental assessment reports and reliance letters (if applicable), environmental questionnaires, Appraisals (including, without limitation, the information requirements set out in FIRREA, in the case of real estate Appraisals), property condition assessment reports, estoppels, flood hazard certifications, evidence of flood insurance, if required, and other mortgage-related documents as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(l)            Insurance Matters. Copies of insurance certificates describing all insurance policies required by Section 7.6, together with loss payable and lender endorsements in favor of the Administrative Agent with respect to all insurance policies covering Collateral;

(m)          Lien Searches. The results of UCC Lien searches showing all financing statements and other documents or instruments on file against each Loan Party in the appropriate filing offices, such searches to be as of a date acceptable to the Administrative Agent and reflecting no Liens against any of the intended Collateral other than Permitted Liens or any other Liens being released concurrently with the initial Credit Extension;

(n)           Opinions of Counsel. An opinion of (i) Troutman Pepper Hamilton Sanders LLP, and (ii) Seyfarth Shaw LLP, legal counsel to the Borrowers and the other Loan Parties, addressed to the Administrative Agent and the Lenders and dated the Closing Date, in form and substance satisfactory to the Administrative Agent (and the Borrowers hereby instructs such counsel to deliver such opinions to such Persons);

(o)            Material Contracts. True and correct copies of all Material Contractual Obligations described on Schedule 3.7;

(p)           [Reserved].

(q)           Fees and Expenses. Evidence that (i) the fees set forth in any Fee Letter, and (ii) all fees, costs and expenses (including legal fees and expenses) referred to in Section 12.3, to the extent that statements for such expenses shall have been delivered to the Borrowers on or prior to the Closing Date shall have been paid in full by the Borrowers; (r) KYC Information. At least five days prior to the Closing Date, such documentation and other information reasonably requested by any Lender in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act;

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(s)            Beneficial Ownership Certification. At least five days prior to the Closing Date, To the extent that the Borrowers or any other Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrowers or such other Loan Party;

(t)            Due Diligence. The Administrative Agent and its legal counsel shall have completed a due diligence investigation of the Borrowers, their Subsidiaries, the other Loan Parties, and their respective Affiliates, including the ownership and capital structure thereof, in scope, and with results, reasonably satisfactory to the Administrative Agent and its legal counsel;

(u)           Financial Projections. A copy of financial projections of the Borrowers, covering such matters as requested by and as acceptable to the Administrative Agent;

(v)           Management Agreement. A copy of the Management Agreement and executed counterparts of the Management Fee Subordination Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrowers;

(w)           Eligible Asset Lease Agreements. A copy of each Eligible Asset Lease Agreement for each Eligible Asset; and

(x)           Other Documents. Such other documents as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request, including but not limited to financial statements of the Borrowers and their Subsidiaries.

For purposes of determining satisfaction of the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto. The Administrative Agent shall notify the Borrowers and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

Section 4.2            Conditions to All Credit Extensions. The obligation of each Lender to make a Credit Extension (including its initial Credit Extension and any Credit Extension pursuant to a Revolving Commitment Increase) is additionally subject to the satisfaction of the following conditions:

(a)           Request for Credit Extension. The Administrative Agent shall have received a Borrowing Request in accordance with the requirements of this Agreement;

(b)           Representations and Warranties. All of the representations and warranties contained in Article 3 and in the other Loan Documents shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of such Credit Extension (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date);

(c)           No Default. No Default shall have occurred and be continuing, or would result from such Credit Extension or from the application of proceeds thereof; and

(d)           Revolving Availability. With respect to any request for a Credit Extension under the Revolving Facility, after giving effect to the Credit Extension so requested, the aggregate total Revolving Credit Exposure of all of the Lenders shall not exceed the lesser of (A) the Aggregate Revolving Commitments in effect as of the date of such Credit Extension or (B) the Borrowing Base in effect as of the date of such Credit Extension, and Borrowers shall concurrently deliver a duly completed Borrowing Base Report with respect thereto.

Each Borrowing Request delivered hereunder and each Credit Extension shall be deemed to constitute a representation and warranty by the Borrowers on and as of the date of the applicable Credit Extension that the matters and conditions specified in this Section 4.2 have been satisfied on and as of the date of such Borrowing Request.

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ARTICLE 5

SECURITY

Section 5.1            Collateral. To secure full and complete payment and performance of the Obligations, the Borrowers shall, and shall cause their Subsidiaries and any other Loan Parties to, execute and deliver or cause to be executed and delivered all of the Security Documents required by the Administrative Agent covering the Collateral. The Borrowers shall, and shall cause their Subsidiaries and any other Loan Parties to, execute and shall cause to be executed such further documents and instruments, including without limitation, UCC financing statements, as the Administrative Agent, in its sole discretion, deems necessary or desirable to create, evidence, preserve, and perfect its Liens and security interests in the Collateral and maintain the priority thereof as required by the Loan Documents, provided that no Deed of Trust shall be required in respect of any Tower other than in accordance with Section 7.17(c).

ARTICLE 6

RESERVED

ARTICLE 7

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and all Obligations (other than contingent obligations for which no claim has been made) shall have been paid in full, the Borrowers covenants and agrees with the Lenders that:

Section 7.1            Financial Statements and Related Reporting Requirements. The Borrowers will furnish, or will cause to be furnished, to the Administrative Agent:

(a)            Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each fiscal year of the Borrowers, commencing with the fiscal year ended December 31, 2023, a consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, audited and accompanied by a report and opinion of independent public accountants of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards (and shall not be subject to any “going concern” qualification or any qualification as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

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(b)            Quarterly Financial Statements. As soon as available, but in any event within 45 days after the end of the first three quarters of each fiscal year of the Borrowers, beginning with the fiscal quarter ended June 30, 2023, a consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrowers’ fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, certified by a Financial Officer of the Borrowers as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of notes;

(c)            Rent Roll. As soon as available, and in any event within 45 days after the last day of each fiscal quarter ending after the Closing Date, a written statement certified as true, correct, and complete by a Responsible Officer of Borrowers, containing the information specified below as to each of the Eligible Assets included in the Borrowing Base: (i) a rent roll in the form approved by Administrative Agent and containing the following: tenant name, unit number, square feet of leased space or cell tower location, if a Tower, lease commencement date, standard rate and rental rate, and other pertinent information, and (ii) a management summary in the form approved by the Administrative Agent and containing the following: receipts and collections, concessions, vacancies and recent rental activities, delinquencies under the leases, and other pertinent information.

(d)            Annual Forecasts. As soon as available, but in any event at least 30 days after the end of each fiscal year of the Borrowers, forecasts prepared by management of the Borrowers and a summary of material assumptions used to prepare such forecasts, in form satisfactory to the Administrative Agent, including projected consolidated balance sheets and statements of income or operations and cash flows of the Borrowers and their Subsidiaries on a quarterly basis for such fiscal year.

Section 7.2        Certificates; Reporting Requirements and Other Information. The Borrowers will deliver, or will cause to be delivered, to the Administrative Agent:

(a)           Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Section 7.1(a) and Section 7.1(b), a duly executed and completed Compliance Certificate;

(b)           [Reserved];

(c)           Borrowing Base Report. As soon as available, and in any event within 45 days after the last day of each fiscal quarter (and along with each Borrowing Request pursuant to Section 4.2(d)), a Borrowing Base Report;

(d)           Management Letters. Promptly following request therefor, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrowers by independent accountants in connection with the accounts or books of the Borrowers or any Subsidiary, or any audit of any of them as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request;

(e)           [Reserved];

(f)           Updated Schedules. Promptly upon each request by the Administrative Agent, updates to such schedules to this Agreement and to such other Loan Documents as may be requested by the Administrative Agent, upon which delivery the Borrowers shall be deemed to have made all applicable representations and warranties contained in the applicable Loan Documents with respect thereto; and

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(g)          General Information. Promptly following any request therefor, (i) such other information regarding the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrowers, any Subsidiary, or any other Loan Party, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request, and (ii) such information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering rules and regulations.

Documents required to be delivered pursuant to Sections 7.1 and 7.2 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) (if applicable); or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: upon written request by the Administrative Agent, the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

Section 7.3             Notices. The Borrowers will promptly notify the Administrative Agent of:

(a)           Notice of Default. As soon as possible and in any event within five days after the occurrence of any Default, a written notice setting forth the details of such Default and the action that the Borrowers have taken and propose to take with respect thereto;

(b)          Notice of Litigation. As soon as possible and in any event within five days after the Borrowers’ knowledge of such filing or commencement, notice of the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrowers or any Loan Party, including pursuant to any applicable Environmental Laws, that could reasonably be expected to have a Material Adverse Effect;

(c)           ERISA Events. As soon as possible, and in any event within five days after the Borrowers or any Subsidiary knows or has reason to know about the occurrence thereof, notice of any ERISA Event that, either individually or together with any other ERISA Events, could reasonably be expected to have a Material Adverse Effect;

(d)           Environmental Notices. As soon as possible, and in any event within five days after the Borrowers’ knowledge thereof, notice of any action arising under any Environmental Law or of any noncompliance by the Borrowers, any Subsidiary, or any other Loan Party with any Environmental Law or any permit, approval, license or other authorization required thereunder that could reasonably be expected to have a Material Adverse Effect;

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(e)           Accounting Matters. Promptly, notice of any material change in accounting or financial reporting practices by the Borrowers or any Subsidiary;

(f)           Notice of Material Adverse Effect. As soon as possible and in any event within five days after the Borrowers’ knowledge of the occurrence thereof, written notice of any other matter that has had or could reasonably be expected to have a Material Adverse Effect, including the details of such matter and the action that the Borrowers have taken and propose to take with respect thereto; and

(g)           Beneficial Ownership Certification. To the extent the Borrowers qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an updated Beneficial Ownership Certification promptly following any change in the information provided in the Beneficial Ownership Certification delivered to any Lender in relation to the Borrowers that would result in a change to the list of beneficial owners identified in such certification.

Section 7.4            Maintenance and Preservation of Existence, Etc.. The Borrowers and the Parent will, and the Borrowers will cause each of their Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 8.3 or 8.4; (b) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 7.5             Maintenance of Properties. The Borrowers will, and will cause each of their Subsidiaries to, (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear excepted) and (b) make all necessary repairs thereto and renewals and replacements thereof, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 7.6            Maintenance of Insurance. The Borrowers will, and will cause each of their Subsidiaries to, maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such Persons, provided that in any event the Borrowers will maintain and cause each of their Subsidiaries to maintain property insurance and comprehensive general liability insurance, in each case reasonably satisfactory to the Administrative Agent. Each casualty insurance policy covering Collateral shall name the Administrative Agent as loss payee and each insurance policy covering liabilities shall name the Administrative Agent as additional insured. Furthermore, if any portion of the Mortgaged Property is situated in an area, or is subsequently designated in an area, having special flood hazards (as defined in the Flood Disaster Protection Act of 1973, as amended from time to time, or any similar legislation), the Borrowers shall provide flood insurance to the Lender in an amount equal to the replacement cost of the improvements or the maximum amount of flood insurance available, whichever is the lesser.

Section 7.7           Payment of Obligations; Taxes and Claims. The Borrowers will, and will cause each of their Subsidiaries to, pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities, including Tax liabilities, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrowers or such Subsidiary, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

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Section 7.8       Compliance with Laws. The Borrowers will, and will cause each of their Subsidiaries to, comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 7.9       Environmental Matters. Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Borrowers will, and will cause each of their Subsidiaries to, (a) comply with all Environmental Laws, (b) obtain, maintain in full force and effect and comply with any permits, licenses or approvals required for the facilities or operations of the Borrowers or any of their Subsidiaries, and (c) conduct and complete any investigation, study, sampling or testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and clean up all Hazardous Materials present or released at, on, in, under or from any of the facilities or real properties of the Borrowers or any of their Subsidiaries.

Section 7.10    Keeping Books and Records. The Borrowers will, and will cause each of their Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrowers or such Subsidiary, as the case may be.

Section 7.11   Inspection and Appraisal Rights. (a) The Borrowers will, and will cause each of their Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, including each Eligible Asset, to conduct Collateral and field audits, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accounts, all at the reasonable expense of the Borrowers, with the Borrowers present (at its option) and at such reasonable times during normal business hours and as often as may be reasonably requested; provided that, other than with respect to such visits and inspections during the continuation of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 7.11(a), and (ii) the Administrative Agent shall not exercise such rights more often than two times during any calendar year; provided, further, that when an Event of Default is continuing the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing under this Section at the expense of the Borrowers and at any time during normal business hours and without advance notice.

(b)     In addition to the foregoing Section 7.11(a), the Borrowers will, and will cause each of their Subsidiaries to, permit representatives of the Administrative Agent to conduct Appraisals of the Eligible Assets, all at the expense of the Borrowers; provided, other than with respect to any such Appraisals during the continuation of an Event of Default, the Administrative Agent shall not conduct more than one Appraisal of the Eligible Assets during the term of this Agreement pursuant to this Section 7.11(b); provided, further, that when an Event of Default is continuing the Lender (or any of its representatives or independent contractors) may do any of the foregoing under this Section at the expense of the Borrowers and at any time during normal business hours.

(c)     In addition to the rights of the Administrative Agent and the Lenders under Section 7.11(a) and (b) above, the Borrowers shall reasonably cooperate with the Administrative Agent in obtainingan annual Valuation.

Section 7.12     Use of Proceeds. The Borrowers will, and will cause each of their Subsidiaries to, use the proceeds of the Revolving Loans (i) to finance the acquisition of digital infrastructure assets including, but not limited to, (a) Data Centers, (b) Towers, (c) distributed antenna systems, and (d) other digital infrastructure related assets mutually agreed upon by the Borrowers and the Administrative Agent in writing from time to time, and (ii) for working capital and other lawful corporate purposes (including fees and transaction expenses in respect of this Agreement and the other Loan Documents) of the Borrowers and their Subsidiaries.

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Section 7.13     Sanctions; Anti-Corruption Laws. The Borrowers will maintain in effect policies and procedures designed to promote compliance by the Borrowers, their Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable anti-corruption laws.

Section 7.14    Depository Relationship; Collections Accounts. Borrowers shall, and shall cause each of their Subsidiaries to, maintain a primary deposit account and treasury management relationship with the Administrative Agent. Each Borrower shall, and shall cause each of its Subsidiaries to, (i) instruct all Account Debtors and tenants to make payments directly to a Collections Account, and (ii) to the extent any Borrower or any Subsidiary receives Collections that are not paid directly to a Collections Account, deposit such Collections into a Collections Account within three (3) Business Days after the applicable Borrower’s or Subsidiary’s receipt thereof. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the direction of the Required Lenders shall, (A) apply all amounts on deposit in the Collections Accounts to the Obligations and/or (B) cease permitting the Borrowers and their respective Subsidiaries to access, control or withdraw any funds from any Collections Account.

Section 7.15    Estoppels; Subordination and Non-Disturbance Agreements. Borrowers shall deliver to the Administrative Agent (i) no later than 60 days following the acquisition of any Eligible Data Center (or such later date as the Administrative Agent shall approve), estoppels and subordination and non-disturbance agreements, in each case in respect of such Eligible Data Center Asset, in form and substance reasonably acceptable to the Administrative Agent.

Section 7.16    Commodity Exchange Act Keepwell Provisions. The Borrowers hereby guarantees the payment and performance of all Obligations of each Loan Party (other than the Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Loan Party (other than the Borrower) in order for such Loan Party to honor its obligations under the Guaranty or any other Loan Document to which it is a party, including Swap Obligations (provided, however, that the Borrowers shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement or any other Loan Document, as it relates to such other Loan Parties, voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrowers under this Section shall remain in full force and effect until the Obligations are paid in full to the Lenders, the Administrative Agent and all other Secured Parties, and all of the Commitments are terminated. The Borrowers intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 7.17     Further Assurances. The Borrowers will, and will cause each of their Subsidiaries and each other Loan Party to, execute and deliver such further agreements and instruments and take such further action as may be reasonably requested by the Administrative Agent or any Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of the Administrative Agent in the Collateral.

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(a)      Subject to the terms of this Section 7.17(b), with respect to any personal property acquired after the Closing Date by any Loan Party that constitutes “Collateral” under any of the Security Documents but is not subject to a Lien thereunder, but in any event subject to the terms, conditions and limitations hereunder and thereunder, (i) within thirty (30) days after the acquisition thereof, or such longer period as the Administrative Agent may approve in each case in its sole discretion, such Loan Party shall execute and deliver to the Administrative Agent such amendments or supplements to the relevant Security Documents and (ii) take all actions reasonably necessary and requested by the Administrative Agent to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable requirements of Law, including the filing of (or authorization for the filing of) financing statements or other registrations in such U.S. jurisdictions as may be reasonably requested by the Administrative Agent. Each such Loan Party shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired Collateral. At the reasonable request of the Administrative Agent, the foregoing may include the requirement that the Loan Parties deliver customary legal opinions.

(b)     If an Event of Default has occurred and is continuing and the Administrative Agent (or Administrative Agent, at the request of the Required Lenders) so notifies the Borrowers, then, so long as such Event of Default is continuing, within sixty (60) days after the written request by Administrative Agent (as such period may be extended by the Administrative Agent in its sole discretion), the Borrowers shall deliver a Deed of Trust and take such other perfection actions requested by the Administrative Agent in its reasonable discretion, to the Administrative Agent with respect to any Real Property (including any Tower) owned by Borrower or any Subsidiary Guarantor, including without limitations, delivery to the Administrative Agent of (1) mortgage policies in each applicable jurisdiction (if any) insuring the Lien of each such Deed of Trust as a valid first priority Lien on the Mortgaged Property described therein, free of any other Liens other than Permitted Liens, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (2) in the case of Real Property located in the United States “flood hazard area” as identified by the Life of Loan Federal Emergency Management Agency Standard Flood Hazard Determination, a notice about special flood hazard area status and flood disaster assistance duly executed by each Loan Party relating thereto and evidence of such flood insurance as may be required under Section 7.6, (3) ALTA surveys (or certificate of location or the equivalent (if available) in any other applicable jurisdiction) in form and substance reasonably acceptable to the Administrative Agent or such existing surveys together with no change affidavits sufficient for the title company to remove all standard survey exceptions from the mortgage policies and issue the endorsements required in clause (1) above, (4) copies of any existing abstracts and appraisals, (5) at the request of the Administrative Agent, Phase I Environmental Site Assessments and (6) such legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Real Property that is subject to a Deed of Trust; provided that the information and documentation described in clause (2) shall be delivered to the Administrative Agent and each Lender no less than five (5) Business Days prior to the execution of the applicable Deed of Trust.

Section 7.18    Future Tenants, Leases. The Borrowers shall promptly deliver to the Administrative Agent a copy of all Eligible Asset Lease Agreements entered into with any future tenants or lessees (as applicable) of any Eligible Assets, whether now owned or acquired after the Closing Date, as well as such other documentation as the Administrative Agent shall request in respect thereof including, without limitation, assignments of leases and rents and estoppels.

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Section 7.19     Post-Closing Obligations.

(a)     No later than thirty (30) days following the Closing Date (or such later date as the Administrative Agent shall permit), Borrowers shall deliver to Administrative Agent a recognition agreement from the City of Maryland Heights, MO in respect of the Maryland Heights Datacenter, in form and substance reasonably satisfactory to Administrative Agent; and

(b)     No later than thirty (30) days following the Closing Date (or such later date as the Administrative Agent shall permit), Borrowers shall deliver to the Administrative Agent (i) a fully-executed copy of the property management agreement in respect of the Maryland Heights Datacenter and (ii) a Management Fee Subordination Agreement in respect of such property management agreement, in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE 8

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and all Obligations (other than contingent liabilities for which no claim has been made) shall have been paid in full, the Borrowers covenants and agrees with the Lenders that:

Section 8.1       Indebtedness. The Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness or Debt, except:

(a)      the Obligations and Indebtedness under the Loan Documents;

(b)     Indebtedness outstanding on the Closing Date and listed on Schedule 8.1 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such

Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c)     Guarantees of the Borrowers or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrowers or any Subsidiary;

(d)     (i) Bank Product Obligations, other than Hedge Agreements, and (ii) obligations (contingent or otherwise) of the Borrowers or any Subsidiary existing or arising under any Hedge Agreement, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for speculative purposes and such Hedge Agreement is with the Administrative Agent, provided the Administrative Agent offers such Hedge Agreement on competitive market terms, or, if the Administrative Agent does not offer such Hedge Agreement on competitive market terms, a Lender or another financial institution reasonably acceptable to the Administrative Agent and Borrower, as counterparty;

(e)     Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 8.2(h); provided that the aggregate amount of all such Indebtedness at any time outstanding shall not exceed $2,000,000;

(f)       Indebtedness of the Borrowers or any Subsidiary as an account party in respect of commercial letters of credit;

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(g)     Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h)      Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services in the ordinary course of business; and

(i)      other unsecured Indebtedness in an aggregate principal amount not to exceed $2,500,000 at any time outstanding.

Section 8.2       Limitation on Liens. The Borrowers will not, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of their property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)     Liens existing on the Closing Date and listed on Schedule 8.2, and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 8.1(b), (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.1(b);

(b)      Liens for Taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)      carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 90 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d)      pledges or deposits in the ordinary course of business in connection with (i) workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, and (ii) public utility services provided to the Borrowers or a Subsidiary;

(e)     deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)     easements, rights-of-way, restrictions and other similar encumbrances affecting Real Property that (i) in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, and any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any Real Property that does not materially interfere with the ordinary conduct of the business of the Borrowers and their Subsidiaries or (ii) are set forth on any title insurance policy for any Eligible Asset;

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(g)     Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.1(j);

(h)     Liens securing Debt or Indebtedness permitted under Section 8.1(e); provided that (i)  such Liens do not at any time encumber any property other than the property financed by such Debt or Indebtedness and (ii) the Debt or Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(i)      Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) that are customary in the banking industry;

(j)      any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses permitted by this Agreement that are entered into in the ordinary course of business;

(k)      leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (i) interfere in any material respect with the ordinary conduct of the business of the Borrowers and their Subsidiaries, or (ii) secure any Debt or Indebtedness; and

(l)       Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

Section 8.3       Fundamental Changes; Mergers, Etc.. The Borrowers will not, nor will it permit any Subsidiary to, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default has occurred and is continuing or would result therefrom:

(a)      any Subsidiary may merge with (i) the Borrowers, provided that the Borrowers shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Subsidiary is merging with a Subsidiary Guarantor, such Subsidiary Guarantor shall be the continuing or surviving Person;

(b)     any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrowers or to a Subsidiary Guarantor;

(c)      the Borrowers and their Subsidiaries may make Dispositions permitted by Section 8.4;

(d)     any Investment permitted by Section 8.6 may be structured as a merger, consolidation or amalgamation; and

(e)      any Subsidiary may dissolve, liquidate or wind up its affairs if it owns no material assets, engages in no business and otherwise has no activities other than activities related to the maintenance of its existence and good standing.

Section 8.4       Dispositions. The Borrowers will not, and will not permit any Subsidiary to, make any Disposition, except:

(a)      Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

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(b)     Dispositions of inventory and Investments in the ordinary course of business;

(c)     Dispositions of equipment or Real Property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property;

(d)     Dispositions of property by any Subsidiary to the Borrowers or to a Subsidiary Guarantor;

(e)      Dispositions permitted by Section 8.3;

(f)      leases, licenses, subleases or sublicenses (including the provision of open source software under an open source license) granted in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of the Borrowers or any of their Subsidiaries;

(g)     Dispositions of intellectual property rights that are no longer used or useful in the business of the Borrowers and their Subsidiaries;

(h)     Restricted Payments permitted by Section 8.5 and Investments permitted by Section 8.6;

(i)       Dispositions of Eligible Assets, provided that any such Disposition shall be subject to: (i) demonstration of pro-forma compliance with the Financial Covenants, (ii) prepayment of the Revolving Loans if required by Sections 2.8(a) or (b) and (iii) payment of all reasonable and document costs and expenses incurred by the Administrative Agent related to such Disposition and any related Collateral release;

(j)       Dispositions of cash and Cash Equivalents in the ordinary course of business; and

(k)      Dispositions of Tower Disposition Assets to a joint venture party identified by Borrower.

Section 8.5       Restricted Payments. The Borrowers will not, nor will it permit any Subsidiary to, make, directly or indirectly, any Restricted Payment, or pay any Management Fees or similar fees, except that:

(a)      each Subsidiary may make Restricted Payments to the Borrowers and to the other holders, if any, of its Equity Interests ratably in accordance with the amount(s) held;

(b)     the Borrowers and each Subsidiary may make dividend payments or other distributions payable solely in common Equity Interests of such Person;

(c)      the Borrowers may pay Management Fees from time to time in accordance with the Management Agreement (subject to the Management Fee Subordination Agreement and including any accrued and unpaid Management Fees from prior periods), so long as, both immediately prior to any such payment and after giving pro forma effect thereto, (i) no Default has occurred and is continuing, and (ii) the Borrowers is in compliance with the Financial Covenants for the most recently ended fiscal quarter for which financial statements are available (calculated on a pro forma basis after giving effect to such payment);

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(d)     the Borrowers may (i) pay cash dividends to the holders of its Equity Interests and (ii)  purchase, redeem or otherwise acquire its Equity Interests for cash, in each case, so long as, both immediately prior to such Restricted Payment and after giving pro forma effect thereto, (A) no Default has occurred and is continuing, and (B) the Borrowers is in compliance with the Financial Covenants for the most recently ended fiscal quarter for which financial statements are available (calculated on a pro forma basis after giving effect to such Restricted Payment); and

(e)     the Borrowers may make Permitted Tax Distributions.

Section 8.6       Investments. The Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, make any Investments, except:

(a)      Investments held by the Borrowers or such Subsidiary in the form of Cash Equivalents;

(b)     (i) Investments in Subsidiaries in existence on the Closing Date and (ii) other Investments in existence on the Closing Date and identified on Schedule 8.6, and any refinancing, refunding, renewal or extension of any such Investment that does not increase the amount thereof;

(c)      Investments of the Borrowers in any Subsidiary Guarantor or in any Person (including in connection with the formation of any Person) that becomes a Subsidiary (subject to Section 8.15);

(d)      Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)      Investments consisting of the endorsement by the Borrowers or any Subsidiary of negotiable instruments payable to such Person for deposit or collection in the ordinary course of business;

(f)       to the extent constituting an Investment, transactions otherwise permitted by Sections 8.1, 8.3 and 8.5;

(g)      Investments consisting of Acquisitions of Eligible Assets and Revenue Rights, so long as:

(i)                 immediately before and after giving effect to such Acquisition, no Default shall have occurred and be continuing or would result therefrom,

(ii)                if the Acquisition Consideration is greater than or equal to $5,000,000, no less than ten (10) Business Days prior to such Acquisition, the Administrative Agent shall have received (A) drafts of each material document, instrument and agreement to be executed in connection with such Acquisition (including, but not limited to, leases, Eligible Asset Lease Agreements, purchase agreements and subscription agreements for issuance of Equity Interests), and executed copies of all such documents upon execution thereof (B) an Acquisition summary with respect to the Person and/or Property to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12-month period for which they are available and as otherwise applicable), and the terms and conditions, including economic terms, of the proposed Acquisition, and (C) a certificate of a Responsible Officer of the Borrowers, certifying that, both before and after giving effect to such Acquisition, the Borrowers is in pro forma compliance with the Financial Covenants,

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(iii)              to the extent applicable, the provisions of Section 8.15 have been or concurrently therewith shall be satisfied, thereby causing the Administrative Agent to have a perfected first priority Lien (subject to Permitted Liens) on all assets that are acquired in such Acquisition; and

(h)     other Investments not exceeding $1,000,000 in the aggregate in any fiscal year of the Borrowers.

Section 8.7       Transactions With Affiliates. The Borrowers will not, and will not permit any Subsidiary to, enter into any transaction of any kind with any Affiliate of the Borrowers, whether or not in the ordinary course of business, other than on terms substantially as favorable to the Borrowers or such Subsidiary as would be obtainable by the Borrowers or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions among Loan Parties, (b) Dispositions permitted by Section 8.4, (c) Restricted Payments permitted by Section 8.5 and (d) Investments permitted by Section 8.6.

Section 8.8       Burdensome Agreements; Certain Restrictive Agreements. The Borrowers will not, and will not permit any Subsidiary to, enter into any agreement or other Contractual Obligation (other than this Agreement or any other Loan Document) that, directly or indirectly, limits the ability of (i) any Subsidiary, in the absence of a default thereunder, to make Restricted Payments to the Borrowers or to otherwise transfer property to the Borrowers, (ii) any Subsidiary to Guarantee the Obligations, or (iii) the Borrowers or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided that this clause (iii) shall not prohibit (A) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.1(e) solely to the extent that any such negative pledge relates to the property financed by or the subject of such Indebtedness and such property is not a Tower or (B) any provision in any other agreement or instrument entered into by the Borrowers or any Subsidiary pursuant to a transaction that is otherwise expressly permitted hereunder.

Section 8.9      Accounting Changes. The Borrowers will not, and will not permit any Subsidiary to, (a) change its fiscal year or (b) make any material change in accounting treatment or reporting practices, except as required by GAAP and disclosed to the Administrative Agent and the Lenders, except as required by Law and disclosed to the Administrative Agent and the Lenders.

Section 8.10    Changes in Nature of Business. The Borrowers will not, and will not permit any Subsidiary to, engage to any material extent in any business other than those businesses conducted by the Borrowers and their Subsidiaries on the Closing Date (including acquiring, owning, leasing, financing and disposing of Real Property and related assets) or any business reasonably related or incidental thereto or representing a reasonable expansion thereof.

Section 8.11     Restriction on Use of Proceeds. The Borrowers will not use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

Section 8.12    Amendments of Certain Documents. The Borrowers shall not, and shall not permit any Subsidiary to, amend or restate any of their respective Organizational Documents or the Management Agreement in any manner that would be materially adverse to the Administrative Agent or the Lenders (it being understood and agreed that the appointment of a Replacement Manager and any related amendments or restatements of the Management Agreement shall be deemed not to be materially adverse to the Administrative Agent or the Lenders).

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Section 8.13   Sanctions; Anti-Corruption Use of Proceeds. The Borrowers will not, directly or (to the Borrowers’ knowledge) indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, or (b) (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as the Administrative Agent, Arranger, Lender, underwriter, advisor, investor, or otherwise).

Section 8.14  Payment of Subordinated Debt. The Borrowers shall not, and shall not permit any Subsidiary to, directly or indirectly, make any scheduled, optional or voluntary payment, prepayment, repurchase or redemption of any Subordinated Debt, except if and to the extent permitted by the terms of the applicable Subordination Agreement.

Section 8.15    Subsidiaries. The Borrowers shall not, directly or indirectly, form or acquire any Subsidiary unless the Borrowers delivers prior written notice to the Administrative Agent thereof and, within 30 days after the date on which such Person becomes a Subsidiary (or such longer period as the Administrative Agent may agree in its sole discretion), (a) the Borrowers shall execute and deliver, or cause such other Person to execute and deliver, to the Administrative Agent all Security Documents, stock certificates, stock powers and other agreements and instruments as may be requested by the Administrative Agent to ensure that the Administrative Agent has a perfected Lien on 100% of the Equity Interests in such Subsidiary; and (b) the Borrowers shall, or shall cause each such Subsidiary to, (i) become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a Guaranty, (ii) execute and deliver all Security Documents requested by the Administrative Agent, pledging to the Administrative Agent for the benefit of the Secured Parties all of its Property, and take all actions reasonably requested by the Administrative Agent to grant to the Administrative Agent for the benefit of Secured Parties a perfected first priority security interest in such Property, including the filing of UCC financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent, and (iii) deliver to the Administrative Agent such other documents and instruments as the Administrative Agent may reasonably require, including appropriate favorable opinions of counsel to such Subsidiary in form, content and scope reasonably satisfactory to the Administrative Agent. The Borrowers shall not, directly or indirectly, form or acquire any Subsidiary that is not organized under the Laws of the U.S. or a political subdivision thereof.

Section 8.16    Preferred Equity Interests. The Borrowers shall not, nor shall they permit any Subsidiary to, issue any preferred Equity Interests to any Person.

ARTICLE 9

FINANCIAL COVENANTS

Until the Commitments have expired or been terminated and all Obligations (other than contingent obligations for which no claim has been made) have been paid in full, the Borrowers covenants and agrees with the Lenders that:

Section 9.1      Weighted Average Remaining Lease Term. The Borrowers shall not permit the Weighted Average Remaining Lease Term under the Eligible Asset Lease Agreements for all Eligible Data Center Assets in the aggregate, tested at the time of each acquisition of any such eligible asset on a pro forma basis, to be less than sixty (60) months.

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Section 9.2       Fixed Charge Coverage Ratio (Pre-Distribution). Borrowers shall not permit, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2023, the Fixed Charge Coverage Ratio (Pre-Distribution) to be less than 1.25 to 1.00.

Section 9.3      Fixed Charge Coverage Ratio (Post-Distribution). Borrowers shall not permit, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2023, the Fixed Charge Coverage Ratio (Post-Distribution) to be less than 1.10 to 1.00.

Section 9.4       Loan to Value Ratio. Borrowers shall not permit, as of the last day of any fiscal year, commencing with the last day of the first fiscal year in which there is more than one Lender hereunder, the Loan to Value Ratio to be greater than 70%.

ARTICLE 10

DEFAULT

Section 10.1     Events of Default. Each of the following shall be deemed an “Event of Default”:

(a)     the Borrowers shall fail to pay (i) any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, or (ii) any interest on any Loan, or any fee or any other amount (other than an amount referred to in clause (a)(i)) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and in each case such failure shall continue unremedied for a period of seven (7) or more Business Days after the earlier of knowledge by the Borrowers or written notice from the Administrative Agent;

(b)      the Borrowers shall breach any provision of Sections 7.1, 7.2, 7.3, 7.6, 7.11, 7.12, 7.13, 7.18, or Article 8 or Article 9 of this Agreement;

(c)      any representation or warranty made or deemed made by or on behalf of the Borrowers, any of their Subsidiaries, or any other Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;

(d)     the Borrowers, any of their Subsidiaries, or any other Loan Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document (other than as covered by other clauses of this Section 10.1), and such failure continues for more than 30 days following the earlier of the Borrowers’ knowledge thereof or notice from the Administrative Agent;

(e)     (i) to the extent not covered under clause (i) or (ii), (A) the Borrowers, any of their Subsidiaries, or any other Loan Party shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness having an aggregate principal amount in excess of the Threshold Amount, in each case beyond the applicable grace period with respect thereto, if any; or (B) the Borrowers, any of their Subsidiaries, or any other Loan Party shall fail to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(i)(B) shall not apply to secured Indebtedness that becomes due as a result of a voluntary Disposition of the property or assets securing such Indebtedness, if such Disposition is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness;

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(f)      an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrowers, any of their Subsidiaries, or any other Loan Party, or any of their debts, or of a substantial part of any of their assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrowers, any of their Subsidiaries, or any other Loan Party or for a substantial part of any of their assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(g)     the Borrowers, any of their Subsidiaries, or any other Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.1(f), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrowers, any of their Subsidiaries, or any other Loan Party, or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(h)      the Borrowers, any of their Subsidiaries, or any other Loan Party shall admit in writing its inability or fail generally to pay its debts as they become due;

(i)       there is entered against the Borrowers, any of their Subsidiaries, or any other Loan Party (i) a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage), or (ii) a non-monetary final judgment or order that, either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(j)      an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of the Borrowers under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that would reasonably be expected to have a Material Adverse Effect;

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(k)      a Change of Control shall occur;

(l)       any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or the Borrowers or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or the Borrowers, any of their Subsidiaries, or any other Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document;

(m)    the subordination provisions related to any Subordinated Debt or any other agreement, document or instrument governing any Subordinated Debt shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations under the Loan Documents for any reason shall not have the priority contemplated by this Agreement or any such subordination provisions;

(n)     any Security Document shall cease to create valid perfected first priority Liens (subject to Permitted Liens) on the Collateral purported to be covered thereby, except for releases expressly contemplated thereby; or

(o)     the Parent shall breach any provision of Section 7.18.

Section 10.2     Remedies Upon Default. If any Event of Default shall occur and be continuing, then the Administrative Agent may, and at the request of the Required Lenders shall, without notice to the Borrowers or any other Loan Party, take any or all of the following actions, at the same or different times: (a) terminate the Commitments, and thereupon the Commitments shall terminate immediately or (b) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; provided, however, upon the occurrence of an Event of Default under Section 10.1(f) or Section 10.1(g), the Commitments shall automatically terminate, and the Loans and all other Obligations under the Loan Documents shall automatically become immediately due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. In addition to the foregoing, if any Event of Default shall occur and be continuing, the Administrative Agent may, and at the request of the Required Lenders shall, exercise on behalf of itself, the Lenders all rights and remedies available to it, the Lenders under the Loan Documents and Applicable Law, including imposition of the Default Rate.

Section 10.3    Application of Funds and Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrowers or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 2.23, shall be applied by the Administrative Agent as follows:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such;

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Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and other disbursements and other charges of counsel to the respective Lenders) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid charges and interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and constituting unpaid Bank Product Obligations;

Fifth, to the payment in full of all other Obligations ratably among the Administrative Agent and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Notwithstanding the foregoing, Bank Product Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with supporting documentation as the Administrative Agent may request from the applicable Bank Product Provider, provided that no such notice shall be required for any Bank Product Agreement for which the Administrative Agent or any Affiliate of the Administrative Agent is the applicable Bank Product Provider. Each Bank Product Provider that is not a party to this Agreement that has given notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 11 hereof for itself and its Affiliates as if a “Lender” party hereto.

Section 10.4     Right to Cure.

(a)      Notwithstanding anything to the contrary contained in Section 10.1, in the event that the Borrowers fails to comply with any Financial Covenant as of any date of determination under Article 9 or an Event of Default under Section 10.1(a) shall occur and be continuing (each such date, a “Test Date”), at any time after the Test Date until the expiration of the 15th Business Day following the date on which the Compliance Certificate calculating such Financial Covenant is required to be delivered pursuant to Section 7.2(a) or the date on which such Event of Default under Section 10.1(a) shall occur (the “Cure Period”), the Borrowers shall have the right (the “Cure Right”) to cure such noncompliance or such Event of Default under Section 10.1(a) by issuing Equity Interests (other than Disqualified Equity Interests) for cash or otherwise receiving cash contributions to the capital of the Borrowers (each such contribution, a “Specified Contribution”); provided that the Borrowers shall provide written notice to the Administrative Agent of its intention to exercise the Cure Right to cure an Event of Default under Section 10.1(a) no later than three Business Days following the date on which such Event of Default under Section 10.1(a) shall occur (or such later date as the Administrative Agent may agree). Thereafter, solely for the purpose of determining compliance with the applicable Financial Covenant or curing an Event of Default under Section 10.1(a), the proceeds of such Specified Contribution shall be included in the calculation of Consolidated EBITDA or to decrease Debt, as applicable, with respect to a failure to comply with such Financial Covenant, or shall be deemed to cure such Event of Default under Section 10.1(a), as applicable.

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(b)     Notwithstanding the foregoing, for purposes of this Section 10.4, (i) no Specified Contribution shall in any event exceed the amount required to cause the Borrowers to be in compliance with the applicable Financial Covenant or to cure an Event of Default under Section 10.1(a) (the “Cure Amount”), (ii) the Cure Right shall not be exercised more than three times during the term of this Agreement ( provided, however, that the Borrowers shall not be permitted to exercise the Cure Right to cure an Event of Default under Section 10.1(a) more than one time during the term of this Agreement without the prior written consent of the Administrative Agent), (iii) any such increase to Consolidated EBITDA in any Test Period shall be applied solely for the purpose of determining compliance or noncompliance with the applicable Financial Covenant as of the Test Date or and not for any other purpose under any Loan Document (including any determination of pro forma compliance with any Financial Covenant for the purpose of making any Restricted Payment or for any other purpose) and (iv) in no event shall the Cure Amount used to cure noncompliance with the applicable Financial Covenant be used in any calculation of a Financial Covenant or otherwise under this Agreement to both increase Consolidated EBITDA and decrease Debt, even if the proceeds of such Cure Amount are actually used to reduce such Debt.

(c)      If after giving effect to the exercise of the Cure Right pursuant to Section 10.4(a) the Borrowers would then be in compliance with the applicable Financial Covenant or an Event of Default under Section 10.1(a) would not have arisen, then the Borrowers shall be deemed to have satisfied the applicable requirements of Article 9 as of the Test Date or such Event of Default under Section 10.1(a) shall be deemed to be cured with the same effect as though there had been no failure to comply therewith or Event of Default at such date, and the applicable breach or default of any such covenant or obligation that had occurred shall be deemed cured for all purposes of this Agreement and the other Loan Documents, except for purposes of determining whether any Default or Event of Default is continuing at any time, in each case to the extent required as a condition to the use of any permitted “basket” in the exceptions to the negative covenants under Article 8.

(d)     In addition, until the expiration of the Cure Period, and so long as no Event of Default (other than the Events of Default arising as a result of the breach of the applicable Financial Covenant or an Event of Default under Section 10.1(a)) is continuing during such period, the Administrative Agent and the Lenders shall not impose the Default Rate, accelerate any of the Obligations, terminate any Commitments or exercise any other right or remedy against any Loan Party solely as a result of the existence of the applicable Financial Covenant, breach or default, except to the extent that the Borrowers have confirmed in writing that it does not intend to exercise the Cure Right; provided, however, that no Lender shall be obligated to make any Loan unless and until such time as the Borrowers have received the Specified Contribution in accordance herewith and no other Event of Default shall occur and is continuing.

ARTICLE 11

AGENCY

Section 11.1     Appointment and Authority.

(a)      Each of the Lenders hereby irrevocably appoints Sunflower Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as otherwise provided in Section 11.6(b), the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrowers nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

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(b)     The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including for itself and its Affiliates in their capacities as potential Bank Product Providers) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 11.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent) shall be entitled to the benefits of all provisions of this Article 11 and Article 12 (including Section 12.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 11.2     Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 11.3     Exculpatory Provisions.

(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)                shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)               shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or upon the advice or opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

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(iii)             shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of their Affiliates in any capacity.

(b)     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.2 and 11.9), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment, WHICH LIMITATION OF LIABILITY SHALL APPLY REGARDLESS OF WHETHER THE LIABILITY ARISES FROM THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE ADMINISTRATIVE AGENT. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrowers or a Lender.

(c)     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 11.4    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of any Facility as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

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Section 11.6     Resignation of the Administrative Agent.

(a)     The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrowers, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor the Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)     If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrowers and such Person remove such Person as the Administrative Agent and, provided that an Event of Default is not continuing, with the consent of the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)     With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity, fee or expense payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.

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Section 11.7    Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities set forth herein and (b) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans, issue or participate in letters of credit or providing such other facilities. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), or creditworthiness of the Borrowers or the value of the Collateral or other Properties of the Borrowers or any other Person which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 11.8     No Other Duties. Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 11.9    The Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.3) allowed in such judicial proceeding; and

(b)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.3.

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Section 11.10   Collateral and Guaranty Matters.

(a)     The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i)                 to release any Lien on any Property granted to or held by the Administrative Agent under any Loan Document (x) upon termination of all Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Bank Product Agreements as to which arrangements satisfactory to the applicable Bank Product Provider shall have been made), (y) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted under the Loan Documents, or (z) if approved, authorized or ratified in writing by the Required Lenders or all Lenders, as applicable, under Section 12.2;

(ii)                to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 8.2; and

(iii)               to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section.

(b)     The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 11.11    Bank Product Agreements. No Bank Product Provider who obtains the benefits of Section 10.3, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, wavier or modification of the provisions hereof or of the Guaranty or any Security Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations unless the Administrative Agent has received written notice of such Bank Product Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations arising under Bank Product Agreements upon termination of all Commitments and payment in full of all Obligations under the Loan Documents (other than contingent indemnification obligations).

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Section 11.12   Certain ERISA Matters.

(a)     Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i)                such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)               the transaction exemption set forth in one or more PTEs, such as PTE 84-14    (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)              (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)     In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a)  is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

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Section 11.13   Erroneous Payments.

(a)      If the Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender or Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)     Without limiting immediately preceding clause (a), each Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party, such Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)	(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

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(ii)	such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.13(b).

(c)     Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)      In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrowers or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion (but subject to any consent of the Borrowers required under Section 12.4), sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

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(e)      The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers or any other Loan Party for the purpose of making such Erroneous Payment.

(f)      To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine

(g)     Each party’s obligations, agreements and waivers under this Section 11.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(h)     Notwithstanding anything to the contrary herein or in any other Loan Document, other than the consent right of the Borrowers referenced in clause (d) above, none of the Parent, the Borrowers or any of their Subsidiaries has acquired or incurred (or will acquire or incur) any additional rights or obligations under this Section 11.13.

ARTICLE 12

MISCELLANEOUS

Section 12.1     Notices.

(a)     Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 12.1(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email as set forth on Schedule 12.1. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below shall be effective as provided in such paragraph (b).

(b)     Electronic Communications.

(i)                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article 2 by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

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(ii)               Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)     Change of Address, etc. Any party hereto may change its address, email address, or facsimile number for notices and other communications hereunder by notice to the other parties hereto, Schedule 12.1 shall be deemed to be amended by each such change, and the Administrative Agent is authorized, in its discretion, from time to time to reflect each such change in an amended Schedule 12.1 provided by the Administrative Agent to each party hereto.

(d)     Platform.

(i)                The Borrowers agrees that the Administrative Agent may, but shall not be obligated to, make the Communications available to the Lenders by posting the

Communications on the Platform.

(ii)                The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent Parties have any liability to the Borrowers, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of communications through the Platform.

(iii)               Each of the Borrowers and the other Loan Parties (by its, his or her execution of a Loan Document) hereby authorizes the Administrative Agent, each Lender and their respective counsel and agents to communicate and transfer documents and other information (including confidential information) concerning this transaction or the Borrowers or any other Loan Party and the business affairs of the Borrowers and such other Loan Parties via the Internet or other electronic communication without regard to the lack of security of such communications.

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Section 12.2     Waivers; Amendments.

(a)      No Waiver; Remedies Cumulative; Enforcement. No failure or delay by the Administrative Agent or any Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege. The rights, remedies, powers and privileges of the Administrative Agent and the Lenders hereunder and under the Loan Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.

Notwithstanding anything to the contrary contained herein, or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrowers shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.2 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 12.8 (subject to the terms of Section 2.15), or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrowers under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise provided to the Administrative Agent pursuant to Section 10.2 and (B) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

(b)     Amendments, Etc. Except as otherwise expressly set forth in this Agreement (including Section 2.24), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers therefrom, shall be effective unless in writing executed by the Borrowers and the Required Lenders, and acknowledged by the Administrative Agent, or by the Borrowers and the Administrative Agent with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(i)                 extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article 4 or the waiver of any Default shall not constitute an extension or increase of any Commitment of any Lender);

(ii)                reduce the principal of, or rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Required Lenders shall be necessary (x) to amend the definition of “Default Rate” or to waive the obligation of the Borrowers to pay interest at the Default Rate or (y) to amend any Financial Covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder);

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(iii)              postpone any date scheduled for any payment of principal of, or interest on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby; provided that any waiver of amounts due as a result of an optional or mandatory prepayment provision shall only require the consent of the Required Lenders;

(iv)              change Section 2.14(b) or Section 2.15 in a manner that would alter the pro rata sharing of payments required thereby, or waive or amend Section 10.3 without the written consent of each Lender directly and adversely affected thereby;

(v)                waive any condition set forth in Section 4.1 without the written consent of each Lender;

(vi)              [reserved];

(vii)             change any provision of this Section 12.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(viii)            release any material Guaranty or all or substantially all of the Collateral (in each case, except as provided herein) without the written consent of each Lender;

provided, further, that (A) no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of the Administrative Agent, unless in writing executed by the Administrative Agent, in addition to the Borrowers and the Lenders required above, and (B) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof.

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Section 12.3     Expenses; Indemnity; Damage Waiver.

(a)     Costs and Expenses. The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of any Facility, the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)     INDEMNIFICATION BY BORROWERS. THE BORROWERS SHALL INDEMNIFY EACH INDEMNITEE AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY PERSON (INCLUDING THE BORROWER) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (A) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (B) ANY LOAN OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM, (C) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWERS OR ANY OF THEIR SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWERS OR ANY OF THEIR SUBSIDIARIES, OR (D) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY THE BORROWERS, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH INDEMNITEE SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY, COMPARATIVE, CONCURRENT OR ORDINARY NEGLIGENCE OF SUCH PERSON (OR THE REPRESENTATIVES OF SUCH PERSON); PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Any amount to be paid under this Section shall be a demand obligation owing by the Borrowers and if not paid within 10 days of demand shall bear interest, to the extent not prohibited by and not in violation of Applicable Law, from the date of expenditure until paid at a rate per annum equal to the Default Rate. The obligations of the Borrowers under this Section shall survive the termination of the Loan Documents and payment of the Obligations hereunder.

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(c)     Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. EACH LENDER ACKNOWLEDGES THAT SUCH PAYMENTS MAY BE IN RESPECT OF LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY, COMPARATIVE, CONCURRENT OR ORDINARY NEGLIGENCE OF THE PERSON (OR REPRESENTATIVES OF THE PERSON) TO WHOM SUCH PAYMENTS ARE TO BE MADE.

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrowers shall not assert, and the Borrowers hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document, any other agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, or any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)      Payments. All amounts due under this Section shall be payable not later than ten (10)  days after demand therefor.

(f)      Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the Obligations hereunder.

Section 12.4     Successors and Assigns.

(a)      Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any other attempted assignment or transfer by any party hereto shall be null and void), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b)     Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its applicable Commitment(s) and the applicable Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                 Minimum Amounts.

(A)      in the case of an assignment of the entire remaining amount of the assigning Lender’s applicable Commitment(s) and/or the applicable Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to or by related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)      in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the applicable Commitment(s) (which for this purpose includes Loans outstanding hereunder) or, if the applicable Commitment is not then in effect, the Outstanding Amount of the applicable Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 in respect of the applicable Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)               Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the applicable Loans or the applicable Commitment(s) assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)               Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)       the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Section 10.1(a), 10.1(b) (with respect to a breach of any provision of Article 9), Section 10.1(f), or Section 10.1(g) has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;; and

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(B)      the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund.

(iv)              Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                No Assignment to Certain Persons. No such assignment shall be made to (A)   the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries or (B) any Defaulting Lender or any of their Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi)              No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(vii)            Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to such assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to: (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any other Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article 2 and Section 12.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

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(c)      Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the applicable Lenders, and the applicable Commitments of, and principal amounts (and stated interest) of the applicable Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the applicable Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)     Participations. Any Lender may at any time, without the consent of but with written notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment(s) and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Sections 12.3(b) or (c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 12.2 which requires the consent of all Lenders and affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(g) (it being understood that the documentation required under Section 2.18(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.21 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.17 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.21 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 12.8 as though it were a Lender; provided further that such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers (such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(e)     Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)      Disqualified Institutions.

(i)                 No assignment or participation shall be made to, and no Incremental Commitment shall be provided by, any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person or the applicable Incremental Commitment Effective Date, as the case may be (unless the Borrowers have consented to such assignment or participation or Incremental Commitment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment, participation or Incremental Commitment). For the avoidance of doubt, with respect to any assignee or Incremental Lender that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee or Incremental Lender shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrowers of an Assignment and Assumption or Joinder Agreement with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment, participation or Incremental Commitment in violation of this clause (f)(i) shall not be void, but the other provisions of this clause (f) shall apply.

(ii)               If any assignment or participation is made to, or any Incremental Commitment is provided by, any Disqualified Institution without the Borrowers’ prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrowers may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate the Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Commitment and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

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(iii)              Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B)(x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Debtor Relief Plan”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Debtor Relief Plan, (2) if such Disqualified Institution does vote on such Debtor Relief Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Debtor Relief Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)              The Administrative Agent shall have the right, and the Borrowers hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrowers and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

(g)

Section 12.5     Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in any Loan Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Credit Extensions hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied and so long as the Commitments have not expired or been terminated. The provisions of Sections 2.16, 2.17, 12.3, 12.15, and Article 11 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

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Section 12.6     Counterparts; Integration; Effectiveness; Electronic Execution.

(a)      Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)     Electronic Execution of Loan Documents. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents (including any Assignment and Assumption) shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.7     Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provision of this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, as applicable, then such provision shall be deemed to be in effect only to the extent not so limited.

Section 12.8    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrowers against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

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Section 12.9     Governing Law; Jurisdiction; Venue; Service of Process.

(a)     Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York, except to the extent the Laws of any jurisdiction where Collateral is located require application of such Laws with respect to such Collateral.

(b)     Jurisdiction. The Borrowers irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto in any forum other than the courts of the State of New York sitting in New York Court, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or its properties in the courts of any jurisdiction.

(c)     Waiver of Venue. The Borrowers irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)     Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 12.10  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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Section 12.11   Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.12   Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its Related Parties) to any Hedge Agreement under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency or any similar organization in connection with the rating of the Borrowers or their Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities, (h) with the consent of the Borrowers, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers who did not acquire such information as a result of a breach of this Section. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors (including league table reporting), similar service providers to the lending industry and service providers to the Administrative Agent, any other Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything in this Agreement to the contrary, no Secured Party shall be permitted to disclose the identity of any direct or indirect equity holder of the Parent without the prior written consent of such equity holder other than (a) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), or (b) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process.

Section 12.13  PATRIOT Act; Beneficial Ownership Regulation. Each Lender subject to the PATRIOT Act and the Beneficial Ownership Regulation hereby notifies the Borrowers that, pursuant to the requirements of the PATRIOT Act and the Beneficial Ownership Regulation, it may be required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the PATRIOT Act and the Beneficial Ownership Regulation.

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Section 12.14   Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively, “charges”), shall exceed the Maximum Rate, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or refunded to the Borrowers so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.

Section 12.15  Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 12.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) no fiduciary, advisory or agency relationship between the Borrowers and their Subsidiaries and any Arranger, the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Arranger, the Administrative Agent or any Lender has advised or is advising the Borrowers or any Subsidiary on other matters, (b) the arranging and other services regarding this Agreement provided by any Arranger, the Administrative Agent and the Lenders are arm’s length commercial transactions between the Borrowers and their Affiliates, on the one hand, and any Arranger, the Administrative Agent and the Lenders, on the other hand, (c) Borrowers have consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate, (d) Borrowers is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents, (e) any Arranger, the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, any of their Affiliates, or any other Person, (f) none of the Arranger, the Administrative Agent or the Lenders has any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, and (g) the Arranger, the Administrative Agent, and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and none of the Arranger, the Administrative Agent or the Lenders has any obligation to disclose any of such interests to any of the Borrowers or their Affiliates. To the fullest extent permitted by Law, the Borrowers hereby waives and releases any claims that it may have against any of any Arranger, the Administrative Agent or the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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Section 12.17 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)     the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)                a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)               the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion powers of the applicable Resolution Authority.

Section 12.18   Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “ U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)     In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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(b)     As used in this Section 12.18, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)                 a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(ii)               a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)              a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 12.19   Performance by the Administrative Agent. If the Borrowers shall fail to perform any covenant or agreement contained in any of the Loan Documents, then the Administrative Agent may perform or attempt to perform such covenant or agreement on behalf of Borrowers. In such event, the Borrowers shall, at the request of the Administrative Agent, promptly pay to the Administrative Agent any amount expended by the Administrative Agent in connection with such performance or attempted performance, together with interest thereon at the Default Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that the Administrative Agent shall not have any liability or responsibility for the performance of any covenant, agreement, or other obligation of the Borrowers under this Agreement or any other Loan Document.

Section 12.20   No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Administrative Agent, any Lender shall have the right to act exclusively in the interest of the Administrative Agent or such Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrowers, the Borrowers’ equity holders, Affiliates, officers, employees, attorneys, or agents, or any other Person.

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Section 12.21   Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 12.22   Construction. Each of the Borrowers, the Administrative Agent and the Lenders acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Borrowers, the Administrative Agent, the Lenders and each other Person party thereto.

Section 12.23 NOTICE OF FINAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 12.24  Releases of Collateral and Guarantees. Notwithstanding any other provision of this Agreement or any other Loan Document, (i) any Property that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted under the Loan Documents automatically shall be released from any Lien on such Property held by the Administrative Agent upon such Disposition and (ii) any Subsidiary Guarantor that ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents automatically shall be released from its obligations under the Guaranty upon such Subsidiary’s ceasing to be a Subsidiary Guarantor, in each case, immediately and without any action by any party and the Administrative Agent shall, without notice to or consent of any Lender, confirm such release(s) upon request of the Borrowers and the Administrative Agent shall, at Borrowers’ expense, execute and deliver to Borrowers such documents (including without limitation UCC termination statements, satisfaction of mortgages and assignments of mortgages) as Borrowers shall reasonably request to evidence such release.

Section 12.25  Borrower Representative as Agent for Borrowers. Each Borrower hereby irrevocably appoints Borrower Representative as the borrowing agent and attorney-in-fact for all Borrowers, which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Borrower Representative. Each Borrower hereby irrevocably appoints and authorizes Borrower Representative (i) to provide Administrative Agent with all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as Borrower Representative deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only Borrower Representative, whether or not any other Borrower joins therein. Any notice, demand, consent, acknowledgment, direction, certification or other communication delivered to Borrower Representative in accordance with the terms of this Agreement shall be deemed to have been delivered to each other Borrower. It is understood that the handling of the Register and Collateral of Borrowers in a combined fashion, as more fully set forth herein and in the other Loan Documents, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Administrative Agent and Lenders shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Register and the Collateral in a combined fashion since the operation of each Borrower is dependent on the performance of the integrated group. To induce Administrative Agent and Lenders to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify Administrative Agent and Lenders and hold Administrative Agent and Lenders harmless against any and all liability, expense, loss or claim of damage or injury, made against Administrative Agent or any Lender by any Borrower or by any third-party whosoever, arising from or incurred by reason of (a) the handling of the Register and Collateral of Borrowers as herein provided, or (b) Administrative Agent and Lenders relying on any instructions of Borrower Representative, except that Borrowers will have no liability to Administrative Agent or any Lender, as applicable, under this Section 12.25 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such party, as the case may be.

CREDIT AGREEMENT – Page 106

Section 12.26 Joint and Several Liability. Each Borrower hereby unconditionally and irrevocably agrees it is jointly and severally liable to the Administrative Agent and the Lenders for the Obligations. In furtherance thereof, each Borrower agrees that wherever in this Agreement it is provided that a Borrower is liable for a payment, such obligation is the joint and several obligation of each Borrower. Each Borrower acknowledges and agrees that its joint and several liability under this Agreement and the other Loan Documents is absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever by the Administrative Agent, any Lender or any other Person. Each Borrower’s liability for the Obligations shall not in any manner be impaired or affected by who receives or uses the proceeds of the credit extended hereunder or for what purposes such proceeds are used, and each Borrower waives notice of borrowing requests issued by, and loans or other extensions of credit made to, other Borrowers. Each Borrower hereby agrees not to exercise or enforce any right of exoneration, contribution, reimbursement, recourse or subrogation available to such Borrower against any other Loan Party unless and until the Administrative Agent and each Lender has been paid in full and all of the Obligations are satisfied and discharged following termination or expiration of all Commitments. Each Borrower’s joint and several liability hereunder with respect to the Obligations shall, to the fullest extent permitted by applicable Laws, be the unconditional liability of such Borrower irrespective of (i) the validity, enforceability, avoidance or subordination of any of the Obligations or of any other document evidencing all or any part of the Obligations, (ii) the absence of any attempt to collect any of the Obligations from any other Loan Party or any Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the amendment, modification, waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or any Lender with respect to any provision of any instrument executed by any other Loan Party evidencing or securing the payment of any of the Obligations, or any other agreement now or hereafter executed by any other Loan Party and delivered to the Administrative Agent, (iv) the failure by the Administrative Agent or any Lender to take any steps to perfect or maintain the perfected status of its Lien upon, or to preserve its rights to, any of the Collateral or other security for the payment or performance of any of the Obligations or the Administrative Agent’s release of any Collateral or of its Liens upon any Collateral, (v) the release or compromise, in whole or in part, of the liability of any other Loan Party for the payment of any of the Obligations, (vi) any increase in the amount of the Obligations beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, in each case, if consented to by any other Borrower, or any decrease in the same, or (vii) any other circumstance that might constitute a legal or equitable discharge or defense of any Loan Party. After the occurrence and during the continuance of any Event of Default, the Administrative Agent may proceed directly and at once, without notice to any Borrower, against any or all of Loan Parties to collect and recover all or any part of the Obligations, without first proceeding against any other Loan Party or against any Collateral or other security for the payment or performance of any of the Obligations, and each Borrower waives any provision that might otherwise require the Administrative Agent or the Lenders under applicable Laws to pursue or exhaust its remedies against any Collateral or other Loan Party before pursuing such Borrower or its property. Each Borrower consents and agrees that neither the Administrative Agent nor any Lender shall be under no obligation to marshal any assets in favor of any Loan Party or against or in payment of any or all of the Obligations.

CREDIT AGREEMENT – Page 107

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

CREDIT AGREEMENT – Page 108

EXECUTED to be effective as of the date first written above.

BORROWERS:

SWIF II INVESTMENT CO. TOWERS II, LLC,
a Delaware Limited Liability Company

By:	SWIF II Towers Co. Intermediate Holdco II, LLC, its manager
	By:	SWIF II Operating Partnership, LP, its sole manager
		By:	Strategic Wireless Infrastructure Fund II, Inc. its general partner

By:	/s/ James Condon
	Name:	James Condon
	Title:	President

SWIF II INVESTMENT CO. DATA CENTER, LLC,
a Delaware Limited Liability Company

By:	SWIF II Data Center Co. Intermediate Holdco IV, LLC, its manager
	By:	SWIF II Operating Partnership, LP, its manager
		By:	Strategic Wireless Infrastructure Fund II, Inc. its general partner

By:	/s/ James Condon
	Name:	James Condon
	Title:	President

SWIF II INVESTMENT CO. FIBER, LLC,
a Delaware Limited Liability Company

By:	SWIF II Fiber Co. Intermediate Holdco III, LLC, its manager
	By:	SWIF II Operating Partnership, LP, its manager
		By:	Strategic Wireless Infrastructure Fund II, Inc. its general partner

By:	/s/ James Condon
	Name:	James Condon
	Title:	President

CREDIT AGREEMENT – Signature Page

PARENT:

STRATEGIC WIRELESS INFRASTRUCTURE FUND II, INC., a Maryland corporation

By:	/s/ James Condon
	Name:	James Condon
	Title:	President

CREDIT AGREEMENT – Signature Page

ADMINISTRATIVE AGENT AND LENDERS:

SUNFLOWER BANK, N.A.
as Administrative Agent and as a Lender

By:	/s/ Brian Cohen
	Name:	Brian Cohen
	Title:	Vice President

CREDIT AGREEMENT – Signature Page

SCHEDULE 1.1

Tower Disposition Assets

Tower Name	Street Address	City	County	State	Zip Code
	2926 S. State
North Owensburg	Road 45	Springville	Utah	IN	47462
	5505 E. Smith
South Koleen	Drive	Koleen	Greene	IN	47439
	2945 Highway 27
Carrollton	South	Carrollton	Carroll	GA	30117
Canton	2531 Highway 56	Canton	McPherson	KS	67428
	2011-A Lewisburg	Thompson's
Thompson's Station	Pike	Station	Williamson	TN	37179
Jackson East	2705 Hilltop Dr.	Jackson	Jackson	MO	63755
	8018 Fire Park		Jefferson
Lake Tishomingo	Lane	Cedar Hill	County	MO	63050
	1/2 mile west of
	Miner off HWY
Sikeston miner	62	Miner	Scott	MO	63801
	404 Washington
Auburn	Street	Auburn	Worcester	MA	01501
	456 Litchfield
Leominster	Street	Leonminster	Worcester	MA	01453

[Remainder of Page Intentionally Left Blank]

SCHEDULE 2.1

Commitments and Applicable Percentages

	Revolving Loan	Applicable
Lender	Commitment	Percentage
Sunflower Bank, National Association	$35,000,000	100%

[Remainder of Page Intentionally Left Blank]

SCHEDULE 3.6

Litigation and Judgments

None

[Remainder of Page Intentionally Left Blank]

SCHEDULE 3.7

Material Contractual Obligations

1.  Purchase and Sale Agreement, dated December 28, 2022, by and between Millpark Partners, LLC, a Missouri limited liability company, and SWIF II Investment Co. Data Center, LLC, a Delaware limited liability company

[Remainder of Page Intentionally Left Blank]

SCHEDULE 3.18

Subsidiaries, Ventures, Etc.

1.      Maryland Heights, LLC

2.      Basset California, LLC

[Remainder of Page Intentionally Left Blank]

SCHEDULE 8.1

Existing Debt

None

[Remainder of Page Intentionally Left Blank]

SCHEDULE 8.2

Existing Liens

None

[Remainder of Page Intentionally Left Blank]

SCHEDULE 8.6

Existing Investments

None

[Remainder of Page Intentionally Left Blank]

SCHEDULE 12.1

Notices

Borrower:	Strategic Wireless Infrastructure Fund II, Inc.
100 Field Point Road
Greenwich, CT 06830
Attn: Scott Riggs
Tel.: (615) 730-1105
Email: sriggs@stratcap.com

with a copy (which shall not constitute notice) to each of the following:

Troutman Pepper Hamilton Sanders LLP
600 Peachtree Street NE,
Suite 300
Atlanta, GA 30308
Attn: Heath Linsky; Mary Katherine Rawls
Tel.: (404) 885-2535; (404) 885-2546
Email: heath.linsky@troutman.com;
marykatherine.rawls@troutman.com

Lender:	Sunflower Bank, N.A.
8117 Preston Rd Suite 250
Dallas, TX 75225

with a copy (which shall not constitute notice) to:

Winstead PC
500 Winstead Building
2728 Harwood St.
Dallas, TX 75201
Attn: Richard Leucht
Tel.: (214) 745-5789
Email: rleucht@winstead.com

EXHIBIT A

Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, and guarantees, included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

EXHIBIT A – Assignment and Assumption – Page 1

3.	Borrowers:	SWIF II Investment Co. Towers II, LLC, SWIF II Investment Co. Data Center, LLC AND SWIF II Investment Co. Fiber, LLC

4.	Administrative Agent:	SUNFLOWER BANK, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Secured Revolving Loan Credit Agreement dated as of March 15, 2023, among SWIF II INVESTMENT CO. TOWERS II, LLC, a Delaware limited liability company, SWIF II INVESTMENT CO. DATA CENTER, LLC, a Delaware limited liability company and SWIF II INVESTMENT CO. FIBER, LLC, a Delaware limited liability company, as Borrowers, STRATEGIC WIRELESS INFRASTRUCTURE FUND II, INC., a Maryland corporation, as Parent, the Lenders parties thereto, and SUNFLOWER BANK, N.A., as Administrative Agent

6.	Assigned Interest[s]:

Aggregate Amount
		of	Amount of	Percentage Assigned
Assignor[s][5]	Assignee[s][6]	Commitment/Loans	Commitment/Loans	of	CUSIP
		for all Lenders[20]	Assigned[7]	Commitment/Loans[8]	Number
		$	$	%

		$	$	%

		$	$	%

[7. Trade Date: ______________]9

[5]	List each Assignor, as appropriate.

[6]	List each Assignee, as appropriate.

[7]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

[9]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

EXHIBIT A – Assignment and Assumption – Page 2

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]

[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

EXHIBIT A – Assignment and Assumption – Page 3

[Consented to and]10 Accepted:

SUNFLOWER BANK, N.A.,

as Administrative Agent

By:
Name:
Title:

[Consented to]:11

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

10  To be added only if the consent of Administrative Agent is required by the terms of the Credit Agreement.

[11]	To be added only if the consent of Borrowers and/or other parties is required by the terms of the Credit Agreement.

EXHIBIT A – Assignment and Assumption – Page 4

ANNEX 1

Standard Terms and Conditions for Assignment and Assumption

1.              Representations and Warranties.

1.1               Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.              Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 12.4(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 12.4(b)(iii) of the Credit Agreement) and it is not a Disqualified Institution, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.             General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

ANNEX 1 – Standard Terms and Conditions for Assignment and Assumption – Page 1

EXHIBIT B

Compliance Certificate

FOR QUARTER/YEAR ENDED	_______________________ (THE “SUBJECT PERIOD”)

ADMINISTRATIVE AGENT:	SUNFLOWER BANK, N.A.

BORROWERS:	SWIF II INVESTMENT CO. TOWERS II, LLC, a Delaware limited liability company, SWIF II INVESTMENT CO. DATA CENTER, LLC, a Delaware limited liability company and SWIF II INVESTMENT CO. FIBER, LLC, a Delaware limited liability company

This Compliance Certificate (this “Certificate”) is delivered under the Secured Revolving Loan Credit Agreement (the “Credit Agreement”) dated as of March 15, 2023, by and among Borrowers, Strategic Wireless Infrastructure Fund II, Inc., as parent, the Lenders from time to time party thereto and Administrative Agent. Capitalized terms used in this Certificate shall, unless otherwise indicated, have the meanings set forth in the Credit Agreement. The undersigned hereby certifies in his/her official capacity on behalf of Borrower Representative (and not in any individual capacity) to Administrative Agent and Lenders as of the date hereof that: (a) he/she is a Responsible Officer of Borrower Representative, and that, as such, he/she is authorized to execute and deliver this Certificate to Administrative Agent on behalf of Borrower Representative; (b) he/she has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrowers during the Subject Period; (c) during the Subject Period, Borrowers performed and observed each covenant and condition of the Loan Documents applicable to it and no Default or Event of Default currently exists or has occurred which has not been cured or waived by Required Lenders or all Lenders, as required by the Loan Documents; (d) all of the representations and warranties contained in Article 3 of the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date hereof (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date), and except that for purposes of this Certificate, the representations and warranties contained in Section 3.5 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1 of the Credit Agreement, including the statements in connection with which this Certificate is delivered; (e) the financial statements of Borrowers attached to this Certificate fairly present in all material respects the financial condition of the Borrowers and their Subsidiaries as of the date thereof and their results of operations and cash flows for Subject Period in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (f) the financial covenant analyses and information set forth below are true and accurate on and as of the date of this Certificate; and (g) the status of compliance by Borrowers with certain covenants of the Credit Agreement at the end of the Subject Period is as set forth below:

EXHIBIT B – Compliance Certificate – Page 1

In Compliance as of End of Subject Period (Please Indicate)
1.	Weighted Average Remaining Lease Term	Yes	No
(as computed on Schedule I attached hereto)

2.	Fixed Charge Coverage Ratio (Pre-Distribution)	Yes	No
(as computed on Schedule I attached hereto)

3.	Fixed Charge Coverage Ratio (Post-Distribution)	Yes	No
(as computed on Schedule I attached hereto)

4.	Loan to Value Ratio	Yes	No
(as computed on Schedule I attached hereto)

EXHIBIT B – Compliance Certificate – Page 2

IN WITNESS WHEREOF, the undersigned Borrower Representative has executed this Certificate as of _____________________, _____.

BORROWER REPRESENTATIVE:

[__________________________]

By:
Name:
Title:

EXHIBIT B – Compliance Certificate – Page 3

Schedule I to Compliance Certificate

Compliance as of _________, ____ with

Provisions of and of the Agreement

9.1	Weighted Average Remaining Lease Term

The Borrowers shall not permit the Weighted Average Remaining Lease Term for all Eligible Data Center Assets in the aggregate under the Eligible Asset Lease Agreements, tested as of the end of each fiscal quarter, to be less than sixty (60) months.

[NAME OF ELIGIBLE ASSET LEASE AGREEMENT NO. 1]
A.1.	Remaining lease term in months under such Eligible Asset Lease Agreement
B.1.	Annual rental revenue under such Eligible Asset Lease Agreement	$
C.1.	Aggregate total annual rental revenue for all Eligible Asset Lease Agreements for all Eligible Assets	$
D.1	Total = Row A*(Row B / Row C)
[NAME OF ELIGIBLE ASSET LEASE AGREEMENT NO. 2]
A.2	Remaining lease term in months under such Eligible Asset Lease Agreement
B.2	Annual rental revenue under such Eligible Asset Lease Agreement	$
C.2	Aggregate total annual rental revenue for all Eligible Asset Lease Agreements for all Eligible Assets	$
D.2	Total = Row A*(Row B / Row C)
Weighted Average Remaining Lease Term (sum of D.1, D.2, [D.3, etc.])

As of the Compliance Test Date shown above, the Weighted Average Remaining Lease Term is ______ years.

Compliance as of the Compliance Test Date shown above: [__] Yes [__] No

EXHIBIT B – Compliance Certificate – Page 4

9.2 Fixed Charge Coverage Ratio (Pre-Distribution)

The Borrowers shall not permit the Fixed Charge Coverage Ratio (Pre-Distribution), tested as of the end of each fiscal quarter of the Borrowers for the twelve month period then ended, commencing with the fiscal quarter ending March 31, 2023, to be less than 1.25 to 1.00.

A) Consolidated Net Income	$
Plus Consolidated Interest Expense	$
Plus income Taxes	$
Plus depreciation expense	$
Plus amortization expense	$
Plus extraordinary losses determined in accordance with GAAP	$
Plus other non-recurring expenses reducing such Consolidated Net Income	$
which do not represent a cash item in such period or any future period
Plus Management Fees	$
Plus non-recurring fees, expenses or charges in connection with the acquisition or potential acquisition of an Eligible Asset whether or not such transaction is consummated approved by the Administrative Agent	$
Minus income Tax credits	$
Minus extraordinary gains determined in accordance with GAAP	$
Minus all non-recurring, non-cash items increasing Consolidated Net Income
A TOTAL (CONSOLIDATED EBITDA)	$

B ADJUSTED EBITDA
A Total (Consolidated EBITDA)	$
Minus Non-Financed Capital Expenditures	$
Minus Capital Expenditures incurred for maintenance	$
Minus cash Permitted Tax Distributions	$
B TOTAL (ADJUSTED EBITDA)	$

C. FIXED CHARGES

D. FIXED CHARGE COVERAGE RATIO (PRE-DISTRIBUTION)

B Total / C Total = Fixed Charge Coverage Ratio (Pre-Distribution)	_____ :1.00

As of the Compliance Test Date shown above, the Fixed Charge Coverage Ratio (Pre-Distribution) is ______.___ to 1.00

Compliance as of the Compliance Test Date shown above: [__] Yes [__] No

EXHIBIT B – Compliance Certificate – Page 5

9.3 Fixed Charge Coverage Ratio (Post-Distribution)

The Borrowers shall not permit the Fixed Charge Coverage Ratio (Post-Distribution), tested as of the end of each fiscal quarter of the Borrowers for the twelve month period then ended, commencing with the fiscal quarter ending March 31, 2023, to be less than 1.10 to 1.00.

A CONSOLIDATED EBITDA (from A Total Above)	$

B ADJUSTED EBITDA (from B Total Above)

C. RESTRICTED PAYMENTS

D. FIXED CHARGES (from C Above)

E. FIXED CHARGE COVERAGE RATIO (POST-DISTRIBUTION)

B Total – C Total / D Total = Fixed Charge Coverage Ratio (Post-Distribution)	______:1.00

As of the Compliance Test Date shown above, the Fixed Charge Coverage Ratio (Post-Distribution) is ______.___ to 1.00

Compliance as of the Compliance Test Date shown above: [__] Yes [__] No

9.4 Loan to Value Ratio

The Borrowers shall not permit the Loan to Value Ratio, as of the last day of any fiscal year, commencing with the first fiscal year in which there is more than one Lender, to be greater than 70%.

A OUTSTANDING AMOUNT	$

B AGGREGATE VALUE OF ALL ELIGIBLE ASSETS	$

A Total / B = LOAN TO VALUE RATIO	_______%

As of the Compliance Test Date shown above, the Loan to Value Ratio is _____%

Compliance as of the Compliance Test Date shown above: [__] Yes [__] No

EXHIBIT B – Compliance Certificate – Page 6

EXHIBIT C

Borrowing Request

Date: ___________, _____

To:          SUNFLOWER BANK, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Secured Revolving Loan Credit Agreement, dated as of March 15, 2023 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among SWIF II INVESTMENT CO. TOWERS II, LLC, a Delaware limited liability company, SWIF II INVESTMENT CO. DATA CENTER, LLC, a Delaware limited liability company and SWIF II INVESTMENT CO. FIBER, LLC, a Delaware limited liability company, as Borrowers, STRATEGIC WIRELESS INFRASTRUCTURE FUND II, INC., a Maryland corporation, as Parent, the Lenders from time to time party thereto, SUNFLOWER BANK, N.A., as Administrative Agent.

The undersigned Borrower Representative hereby request (select one):

☐	A Revolving Borrowing which is a [Base Rate Borrowing][SOFR Borrowing]

☐	A conversion of a Revolving Borrowing from a [Base Rate Borrowing][SOFR Borrowing] to a [Base Rate Borrowing][SOFR Borrowing]

☐	A continuation of a SOFR Borrowing for a [SOFR Loan]

1.	On _____________________________(a Business Day).

2.	In the amount of $_________________

3.	[With an Interest Period of _______________][1]

4.	For deposit into the following account:

1 For SOFR Borrowing only.

EXHIBIT C – Borrowing Request – Page 1

Borrower Representative hereby represents and warrants that the conditions specified in Section 4.2 of the Credit Agreement shall be satisfied on and as of the date of the requested Borrowing.

BORROWER REPRESENTATIVE:

[__________________________]

By:
Name:
Title:

EXHIBIT C – Borrowing Request – Page 2

EXHIBIT D

Revolving Note

[COVER PAGE]

EXHIBIT D – Revolving Credit Note – Page 1

Revolving Credit Note

[DATE]

FOR VALUE RECEIVED, SWIF II INVESTMENT CO. TOWERS II, LLC, a Delaware limited liability company, SWIF II INVESTMENT CO. DATA CENTER, LLC, a Delaware limited liability company and SWIF II INVESTMENT CO. FIBER, LLC, a Delaware limited liability company, (“Borrowers”), hereby promise to pay to the order of [_________________] ("Lender"), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount set forth in the Credit Agreement or so much thereof as may be advanced by Lender (in its capacity as Lender) from time to time to or for the benefit or account of Borrower under that certain Secured Revolving Loan Credit Agreement, dated as of March 15, 2023 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined), among Borrowers, Strategic Wireless Infrastructure Fund II, Inc., as parent, the lenders from time to time party thereto, and Sunflower Bank, N.A., as Administrative Agent (in such capacity, "Administrative Agent"), Sole Lead Arranger and Sole Book Runner. Capitalized terms used but not defined herein shall be as defined in the Credit Agreement.

Borrowers promise to pay interest on the unpaid principal amount of this Revolving Credit Note (this "Note") from the date hereof until the Revolving Loans made by Lender are paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to Administrative Agent for the account of Lender in Dollars in immediately available funds at Administrative Agent's Principal Office. If any amount is not paid in full when due hereunder, then such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Revolving Loans made by Lender shall be evidenced by an account maintained by Lender in the ordinary course of business. Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE, AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS NOTE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Remainder of Page Intentionally Left Blank

Signature Page Follows]

IN WITNESS WHEREOF, Borrowers, intending to be legally bound hereby, has duly executed this Note as of the day and year first written above.

BORROWERS:

SWIF II INVESTMENT CO. TOWERS II, LLC

By:
Name:
Title:

SWIF II INVESTMENT CO. DATA CENTER, LLC

By:
Name:
Title:

SWIF II INVESTMENT CO. FIBER, LLC

By:
Name:
Title:

EXHIBIT E-1

U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Secured Revolving Loan Credit Agreement dated as of March 15, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SWIF II INVESTMENT CO. TOWERS II, LLC, a Delaware limited liability company, SWIF II INVESTMENT CO. DATA CENTER, LLC, a Delaware limited liability company and SWIF II INVESTMENT CO. FIBER, LLC, a Delaware limited liability company, as Borrowers, STRATEGIC WIRELESS INFRASTRUCTURE FUND II, INC., a Maryland corporation, as Parent each Lender from time to time party thereto, and SUNFLOWER BANK, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Administrative Agent and Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrowers and Administrative Agent, and (2) the undersigned shall have at all times furnished Borrowers and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	______________ ____, 20__

EXHIBIT E-1 – U.S. Tax Compliance Certificate – Page 1

EXHIBIT E-2

U.S. Tax Compliance Certificate

(For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Secured Revolving Loan Credit Agreement dated as of March 15, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SWIF II INVESTMENT CO. TOWERS II, LLC, a Delaware limited liability company, SWIF II INVESTMENT CO. DATA CENTER, LLC, a Delaware limited liability company and SWIF II INVESTMENT CO. FIBER, LLC, a Delaware limited liability company, as Borrowers, STRATEGIC WIRELESS INFRASTRUCTURE FUND II, INC., a Maryland corporation, as Parent, each Lender from time to time party thereto, and SUNFLOWER BANK, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	______________ ____, 20__

EXHIBIT E-2 – U.S. Tax Compliance Certificate – Page 1

EXHIBIT E-3

U.S. Tax Compliance Certificate

(For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Secured Revolving Loan Credit Agreement dated as of March 15, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SWIF II INVESTMENT CO. TOWERS II, LLC, a Delaware limited liability company, SWIF II INVESTMENT CO. DATA CENTER, LLC, a Delaware limited liability company and SWIF II INVESTMENT CO. FIBER, LLC, a Delaware limited liability company, as Borrowers, STRATEGIC WIRELESS INFRASTRUCTURE FUND II, INC., a Maryland corporation, as Parent t, each Lender from time to time party thereto, and SUNFLOWER BANK, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	______________ ____, 20__

EXHIBIT E-3 – U.S. Tax Compliance Certificate – Page 1

EXHIBIT E-4

U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Secured Revolving Loan Credit Agreement dated as of March 15, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SWIF II INVESTMENT CO. TOWERS II, LLC, a Delaware limited liability company, SWIF II INVESTMENT CO. DATA CENTER, LLC, a Delaware limited liability company and SWIF II INVESTMENT CO. FIBER, LLC, a Delaware limited liability company, as Borrowers, STRATEGIC WIRELESS INFRASTRUCTURE FUND II, INC., a Maryland corporation, as Parent, each Lender from time to time party thereto, and SUNFLOWER BANK, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Administrative Agent and Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrowers and Administrative Agent, and (2) the undersigned shall have at all times furnished Borrowers and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	______________ ____, 20__

EXHIBIT E-4 – U.S. Tax Compliance Certificate – Page 1

EXHIBIT F

Borrowing Base Report

FOR THE MONTH ENDED _____________, 20___ (THE “SUBJECT PERIOD”)

ADMINISTRATIVE AGENT:	SUNFLOWER BANK, N.A.

BORROWERS:	SWIF II INVESTMENT CO. TOWERS II, LLC, SWIF II INVESTMENT CO. DATA CENTER, LLC, and SWIF II INVESTMENT CO. FIBER, LLC

This Borrowing Base Report (this “Certificate”) is delivered under the Secured Revolving Loan Credit Agreement (the “Credit Agreement”), dated as of March 15, 2023, by and among Borrowers, STRATEGIC WIRELESS INFRASTRUCTURE FUND II, INC., a Maryland corporation, as parent, the Lenders from time to time party thereto and Administrative Agent. Capitalized terms used in this Certificate shall, unless otherwise indicated, have the meanings set forth in the Credit Agreement. The undersigned hereby certifies to Administrative Agent and Lenders as of the date hereof that: (a) he/she is a Responsible Officer of Borrower Representative, and that, as such, he/she is authorized to execute and deliver this Certificate to Administrative Agent on behalf of Borrowers; (b) he/she has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrowers during the Subject Period; (c) during the Subject Period, Borrowers performed and observed each covenant and condition of the Loan Documents applicable to it and no Default or Event of Default currently exists or has occurred which has not been cured or waived by Required Lenders or all Lenders, as required by the Loan Documents; (d) all of the representations and warranties contained in Article 3 of the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date hereof (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date), and except that for purposes of this Certificate, the representations and warranties contained in Section 3.5 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1 of the Credit Agreement; (e) the Eligible Assets included in the Borrowing Base calculation attached hereto meet all conditions to qualify as Eligible Assets in accordance with the Credit Agreement; and (f) the information set forth below hereto is true and correct as of the last day of the Subject Period.

[See attached]

EXHIBIT F – Borrowing Base Report – Page 1

IN WITNESS WHEREOF, the undersigned Borrower Representative has executed this Certificate as of _____________________, _____.

BORROWER REPRESENTATIVE:

[__________________________]

By:
Name:
Title:

EXHIBIT F – Borrowing Base Report – Page 2